SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
IMATION CORP.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

IMATION CORP.
1 Imation Place
Oakdale, Minnesota 55128

March 22, 2007

Dear Imation Corp. Shareholders:

You are cordially invited to attend the Imation Corp. 2007 Annual Meeting of Shareholders. We will hold the meeting on Wednesday, May 2, 2007, at 9:00 a.m., local time, at The Saint Paul Hotel, 350 Market St., St. Paul, MN 55102. The record date for the Annual Meeting is March 12, 2007. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement. We will also present a current report on our business operations after the Annual Meeting and you will have an opportunity to ask questions.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please vote your shares either by telephone, Internet or the mail so your shares will be represented at the Annual Meeting. Instructions on how to vote your shares by telephone or the Internet are on the accompanying proxy card. If you choose to vote by mail, please complete, date, sign and return the accompanying proxy card in the enclosed envelope so your shares will be represented at the Annual Meeting.

Sincerely,

Frank Russomanno
Acting Chief Executive Officer, President and
Chief Operating Officer

IMATION CORP.
1 Imation Place
Oakdale, Minnesota 55128

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 2, 2007

To the Shareholders of Imation Corp.:

The 2007 Annual Meeting of Shareholders of Imation Corp. will be held on Wednesday, May 2, 2007, at 9:00 a.m., local time, at The Saint Paul Hotel, 350 Market St., St. Paul, MN 55102. The purpose of the meeting is to:

1.	Elect three Class II directors to serve for a three-year term;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2007; and

3.	Transact such other business that may properly come before the meeting or any adjournment or adjournments thereof.

These items are more fully described in the Proxy Statement.

The record date for the meeting is March 12, 2007. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

John L. Sullivan
Senior Vice President, General Counsel
and Secretary

Oakdale, Minnesota
March 22, 2007

IMPORTANT NOTICE

PLEASE VOTE BY TELEPHONE OR INTERNET, OR MARK, DATE, SIGN AND PROMPTLY MAIL
THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES
WILL BE REPRESENTED AT THE MEETING. WHEN YOU SUBMIT YOUR VOTE, PLEASE
ALSO INDICATE WHETHER YOU ARE PLANNING TO ATTEND THE MEETING.

IMATION CORP.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 2, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

Voting Procedures

We are providing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of Imation Corp. (“Imation,” “we,” “our” or “us”) for use at our Annual Meeting of Shareholders on May 2, 2007, and at all adjournments. The record date for the meeting is March 12, 2007. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting. As of March 12, 2007, there were approximately 35,075,879 shares of our common stock, $.01 par value, outstanding. You have one vote for each share of common stock you hold, and there is no cumulative voting. The shares of common stock we hold in our treasury will not be voted and will not be counted at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote.

We first sent this Proxy Statement and the proxy card to our shareholders on or about March 22, 2007.

We have enclosed a proxy card for you to use to vote your shares. In order to register your vote, complete, date and sign the proxy card and return it in the enclosed envelope or vote your proxy by telephone or Internet in accordance with the voting instructions on the proxy card.

You have three choices on each item to be voted upon at the Annual Meeting.

For the election of directors, by checking the appropriate box on your proxy card, you can:

•	vote for all of the nominated directors as a group;

•	withhold authority to vote for all nominated directors as a group; or

•	vote for all nominated directors as a group except those you select.

For the ratification of the appointment of the independent registered public accounting firm, by checking the appropriate box on your proxy card, you can:

•	vote “FOR” ratification;

•	vote “AGAINST” ratification; or

•	“ABSTAIN” from voting on ratification.

If you do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, your shares will be voted FOR the election of all directors as nominated and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007.

If you change your mind after you vote your shares, you can revoke your proxy at any time before it is actually voted at the Annual Meeting by:

•	sending written notice of revocation to our Corporate Secretary;

•	submitting a signed proxy with a later date;

•	voting by telephone or the internet on a date after your prior telephone or internet vote; or

•	attending the meeting and withdrawing your proxy.

You can also be represented by another person present at the meeting by executing a proxy designating that person to act on your behalf.

If you “abstain” on any matter (or “withhold authority” as to the election of any director), your shares will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote but will not be considered to have been voted on the matter. If you hold shares in “street name” and you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. In that case, your shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote on that proposal.

If you would like to receive our Annual Report and Proxy materials electronically in the future, please go to our website www.imation.com. Under “About Imation”, click on “Investor Relations” and in the Shareholder Services/Information section click on “Electronic Delivery of Proxy Materials.” Follow the prompts to submit your electronic consent.

Proxy Solicitation

We will pay the costs of preparing, printing and mailing this Proxy Statement, including the reimbursement to banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners. We have retained Morrow & Co., Inc. to help solicit proxies from shareholders for a fee of $5,500, plus reimbursement for certain out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone by our regular employees without additional compensation, as well as by employees of Morrow & Co., Inc.

Security Ownership of Certain Beneficial Owners

The table below shows the number of shares of our outstanding common stock as of February 14, 2007, held by each person that we know owns beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of any class of our voting stock:

	Amount and Nature
	of Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class

FMR Corp.	2,876,000	(1)	8.265%
Edward C. Johnson, 3d
82 Devonshire Street Boston, MA 02109
Private Capital Management, L.P.	2,586,893	(2)	7.4%
8889 Pelican Bay Blvd., Suite 500
Naples, Florida 34108
Dimensional Fund Advisors LP	2,051,502	(3)	5.9%
1299 Ocean Avenue
Santa Monica, CA, 90401
Barclays Global Investors, NA	1,798,610	(4)	5.17%
Barclays Global Fund Advisors
Barclays Global Investors LTD
Barclays Global Investors Japan Trust and Banking Company Limited
Barclays Global Investors Japan Limited
45 Fremont Street
San Francisco, CA 94105

(1)	A Schedule 13G was filed with the Securities and Exchange Commission on February 14, 2007 by FMR Corp. (“FMR”) and Edward C. Johnson, 3d, Chairman of FMR, reporting beneficial ownership of 2,876,000 shares of our common stock. Of such shares, FMR reported that it had sole voting power with respect to 65,500 shares, sole dispositive power with respect to 2,876,000 shares and shared voting and dispositive powers over zero shares. Edward C. Johnson, 3d reported he has sole dispositive power over 2,876,000 shares and shared dispositive power and sole and shared voting power over zero shares. FMR reported that it and Edward C. Johnson, 3d have control over Fidelity Management and Research Company (“FMRC”), a wholly owned subsidiary of FMR and the beneficial owner of 2,871,000 shares as a result of FMRC acting as an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Fidelity Management Trust Company, a wholly owned subsidiary of FMR, is the beneficial owner of 5,000 shares as a result of its serving as investment manager of institutional accounts.

(2)	A Schedule 13G was filed with the Securities and Exchange Commission on February 14, 2007 by Private Capital Management, L.P. (“PCM”), reporting beneficial ownership of 2,586,893 shares of our common stock. Of such shares, PCM reported that it had shared voting and dispositive powers with respect to 2,434,443 shares and sole voting and dispositive powers with respect to 152,450 shares. PCM exercises shared voting authority with respect to shares held by PCM clients that have delegated proxy voting authority to PCM. PCM disclaims beneficial ownership over shares over which it has dispositive power and disclaims the existence of a group.

(3)	A Schedule 13G was filed with the Securities and Exchange Commission on January 23, 2007 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership of an aggregate of 2,051,502 shares of our common stock with sole voting and dispositive powers. Dimensional is an investment advisor to certain funds and as investment advisor, Dimensional possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds.

(4)	A Schedule 13G was filed with the Securities and Exchange Commission on January 23, 2007 by Barclays Global Investors, NA (“BGI”), Barclays Global Fund Advisors (“BGFA”), Barclays Global Investors LTD (“BGIL”), Barclays Global Investors Japan Trust and Banking Company Limited (“BGIJ”) and Barclays Global Investors Japan Limited (“BGIJL”) reporting beneficial ownership of an aggregate of 1,798,610 shares of our common stock. Of such shares, each reported they had sole voting and dispositive powers as follows: BGI: 825,975 and 939,063; BGFA: 859,547 and 859,547; BGIL: 0 and 0; BGIJ: 0 and 0 and BGIJL: 0 and 0 and no shared voting or dispostive power. The shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

Security Ownership of Management

The table below shows the number of shares of our common stock beneficially owned as of February 8, 2007 by each director, each nominated director, each officer named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, the named person has sole voting and investment powers with respect to the shares held by that person, and the shares are not subject to any pledge.

	Amount and Nature of		Percentage
Name of Beneficial Owner	Beneficial Ownership(1)		of Class

Bruce A. Henderson	117,901	(2)	*
Michael S. Fields	5,162		*
Charles A. Haggerty	26,748	(3)	*
Linda W. Hart	94,869	(4)	*
Ronald T. LeMay	92,587		*
L. White Matthews, III	27,937		*
Charles Reich	13,311		*
Glen A. Taylor	65,129		*
Daryl J. White	78,345		*
Frank P. Russomanno	141,411		*
Paul R. Zeller	74,664		*
Bradley D. Allen	47,933		*
Jacqueline A. Chase	13,636		*
John L. Sullivan	59,878		*
All Directors and Executive Officers as a Group (17 persons)	907,123		2.6%

*	Indicates ownership of less than 1%.

(1)	In addition to the unrestricted shares held by the named individuals, the shares shown include: (i) the following shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of February 8, 2007: Mr. Henderson, 42,050 shares; Mr. Fields, 2,351 shares; Mr. Haggerty, 8,050 shares; Ms. Hart, 72,351 shares; Mr. LeMay, 76,598 shares; Mr. Matthews, 24,899 shares; Dr. Reich, 10,697 shares; Mr. Taylor, 52,351 shares; Mr. White, 72,351 shares; Mr. Russomanno, 89,054 shares; Mr. Zeller, 48,310 shares; Mr. Allen, 36,076 shares; Mr. Sullivan, 36,997 shares; and all directors and executive officers as a group, 610,346 shares; (ii) the following shares of restricted stock held as of February 8, 2007: Mr. Henderson, 59,600 shares; Mr. Fields, 2,060 shares; Mr. Haggerty, 2,060 shares; Ms. Hart, 2,060 shares; Mr. LeMay, 2,060 shares; Mr. Matthews, 2,060 shares; Dr. Reich, 2,060 shares; Mr. Taylor, 2,060 shares; Mr. White, 2,060 shares; Mr. Russomanno, 42,555 shares; Mr. Zeller, 18,625 shares; Mr. Allen 5,594 shares; Ms. Chase, 8,905 shares; Mr. Sullivan, 12,195 shares; and all directors and executive officers as a group, 171,104 shares and (iii) the following shares allocated as of February 8, 2007 to the accounts of participants under the Imation Retirement

Investment Plan: Mr. Henderson, 1,091 shares; Mr. Russomanno, 2,969 shares; Mr. Zeller, 3,732 shares; Mr. Allen 2,322 shares; Ms. Chase, 2,749 shares; Mr. Sullivan, 2,189 shares; and all executive officers as a group, 16,753 shares. The holders of restricted stock have voting power but no investment power with respect to those shares. The participants in the Imation Retirement Investment Plan have shared voting and investment power with respect to such shares.

(2)	Includes 595 shares owned by Mr. Henderson’s spouse and 136 shares in a custodial IRA held by Mr. Henderson’s spouse.

(3)	Includes 14,500 shares held in a revocable trust.

(4)	Includes 1,951 restricted stock units which will be converted to common stock when Ms. Hart separates from service with Imation. See “Compensation of Directors-Director Compensation for Fiscal Year 2006.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. We are required to identify any of those individuals who did not file such reports on a timely basis. We believe that during 2006 all of our directors and executive officers complied with their Section 16(a) filing requirements.

BOARD OF DIRECTORS

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors is committed to sound and effective corporate governance practices. Our Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) which describe the Board’s governance principles and procedures. The Guidelines, which comply with the criteria established under the New York Stock Exchange listing standards, cover director qualifications and retirement policy, director responsibilities, Board committees, director access to officers and employees, director compensation, director orientation and continuing education, Chief Executive Officer evaluation and management succession, and the annual performance evaluation of the Board. The Guidelines are available on our website. The Internet address for our website is www.imation.com and the Guidelines can be found on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page, under “About Imation.” Copies of the Guidelines are also available in print to any shareholder who requests them by writing to: Imation Corp., Investor Relations, 1 Imation Place, Oakdale, MN 55128.

Code of Ethics

We have had a Business Conduct Policy in place since our inception that applies to all employees and our Board of Directors. The Business Conduct Policy is available on our website. The Internet address for our website is www.imation.com. The Business Conduct Policy may be found on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page under “About Imation.” Copies of the Business Conduct Policy are also available in print to any shareholder who requests them by writing to: Imation Corp., Investor Relations, 1 Imation Place, Oakdale, MN 55128.

Annual Meeting Attendance Policy

Directors are expected to attend our Annual Meeting of Shareholders. We use our best efforts to schedule our Annual Meeting of Shareholders on the same day as a Board meeting in order to facilitate attendance by our Board members at our Annual Meeting. All of our directors attended our 2006 Annual Meeting of Shareholders.

Shareholder Communications with the Board

Our Board of Directors has a process in place for our shareholders to communicate directly with our non-management directors. If any interested party wants to make concerns known to our non-management directors, communication can be sent to directors@imation.com or Imation Corp., P.O. Box 64898, St. Paul, MN 55164-0698, Attn: Board of Directors. Communications sent to directors@imation.com will be sent to the chair of our Audit and Finance Committee who will then circulate the communications to the Board members as appropriate.

Director Independence and Determination of Audit Committee Financial Expert

Our Board of Directors reviewed the independence of our directors in February 2007. During this review, our Board reviewed:

•	whether there were any transactions or relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates; and

•	whether there were any relationships between the directors and senior management and between directors and our independent registered public accounting firm.

The Board made this review to determine whether any of the above relationships or transactions, if existing, were inconsistent with a determination that the director is independent. Other than Bruce A. Henderson, none of the directors had any relationship with us other than as shareholder and director. Therefore, the Board affirmatively determined that all of the directors, other than Bruce A. Henderson, are independent as defined under the New York Stock Exchange listing standards.

In February 2007, the Board also reviewed whether the Audit and Finance Committee had an audit committee financial expert as defined in the Securities and Exchange Commission rules. The Board reviewed the skills and experience required under the rules and determined that Charles A. Haggerty, L. White Matthews, III and Daryl J. White are audit committee financial experts as defined under those rules.

Lead Director

The Board can designate, from time to time, a lead non-management director (“Lead Director”). The Board reviews periodically, and at least once a year, whether to keep the Lead Director position and who the Lead Director will be. The Lead Director is responsible for leading the meetings of non-management directors, facilitating communications between the non-management directors and the Chairman, providing guidance to the Chairman regarding the agenda for Board meetings and for other matters as determined by the Board from time to time. The Board designated Linda W. Hart as the Lead Director at a meeting in May 2006 and plans to review the Lead Director position in 2007.

Meetings of the Board and Board Committees

Meetings of the Board

During 2006, the Board of Directors held a total of fourteen meetings and the various committees of the Board met a total of twenty times. Each director attended 75% or more of the total meetings of the Board of Directors and the Board committees on which the director served, except for Glen A. Taylor who attended 70% of the total meetings of the Board of Directors and the Board committees on which he served. The non-management directors of the Board meet at scheduled executive sessions at each Board meeting. The Lead Director, currently Linda W. Hart, presides at these meetings.

Committees of the Board

The standing committees of the Board of Directors are the Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee. Each of the Board committees has adopted a written charter which describes the function and responsibilities of the committee. The charters for our Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee are available on our web site. The Internet address for our website is www.imation.com. The charters are on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page under “About Imation.” Copies of the committee charters are also available in print to any shareholder who requests them by writing to: Imation Corp., Investor Relations, 1 Imation Place, Oakdale, MN 55128.

Audit and Finance Committee

Members:	Five non-employee directors:
Messrs. Matthews (Chair), Haggerty, LeMay, Taylor and White. All of the members of the Audit and Finance Committee are independent directors as defined under the New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission.

Number of meetings in 2006: Ten

Functions:

•	Reviews Imation’s consolidated financial statements, including accounting and auditing principles and practices

•	Has the authority to appoint or replace Imation’s independent registered public accounting firm and approve the scope of its audit services

•	Reviews and approves non-audit services performed by Imation’s independent registered public accounting firm

•	Reviews Imation’s compliance procedures and scope of internal controls

•	Reports to the Board of Directors on the adequacy of financial statement disclosures and adherence to accounting principles

•	Reviews financial policies which may impact Imation’s financial statements

•	Oversees our internal audit function with the Director of Internal Audit reporting directly to the Audit and Finance Committee

•	Monitors compliance with financing agreements

•	Monitors the functions of Imation’s Pension and Retirement Committee

•	Reviews and approves any related person transactions

Under our Guidelines, no director may serve on more than three public company audit committees and all of our directors are in compliance with that provision of our Guidelines.

Compensation Committee

Members:	Five non-employee directors:
Messrs. Haggerty (Chair), Fields, Ms. Hart, Dr. Reich and Mr. White. All of the members of the Compensation Committee are independent directors as defined under the New York Stock Exchange listing standards.

Number of meetings in 2006: Seven

Functions:

•	Reviews and approves compensation and benefits programs for our executive officers other than the Chief Executive Officer

•	Reviews and recommends Chief Executive Officer compensation to the independent directors

•	Oversees administration of certain stock and benefit plans

Nominating and Governance Committee

Members:	Five non-employee directors:
Ms. Hart (Chair) and Messrs. LeMay and Matthews, Dr. Reich and Mr. Taylor. All of the members of the Nominating and Governance Committee are independent directors as defined under the New York Stock Exchange listing standards.

Number of meetings in 2006: Three

Functions:

•	Advises and makes recommendations to the Board on all matters concerning directors (such as independence evaluations, committee assignments and director compensation) and corporate governance matters

•	Advises and makes recommendations to the Board on the selection of candidates as nominees for election as directors

•	Reports to the Board on succession planning, including succession in the event of retirement of the Chief Executive Officer

Director Nominations

The Nominating and Governance Committee will consider qualified candidates for Board membership submitted by shareholders. A candidate for election to the Board needs the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care in his or her representation of the interests of shareholders. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance and international transactions and those regarding our industry. In general, candidates will be preferred who hold an established executive level position and have extensive experience in business, finance, law, education, research or government. The Nominating and Governance Committee will consider these criteria for nominees identified by the Nominating and Governance Committee, by shareholders or through some other source. The Nominating and Governance Committee also uses an external search firm to assist it in locating candidates that meet the criteria for qualified candidates. When current Board members are considered for nomination for re-election, the Nominating and Governance Committee will also take into consideration their prior Board contributions, performance and meeting attendance records.

Shareholders who want to submit a qualified candidate for Board membership can do so by sending the following information to the Nominating and Governance Committee (through our Corporate Secretary at 1 Imation Place, Oakdale, MN 55128):

•	name of the candidate and a brief biographical sketch and resume;

•	contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and

•	a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Nominating and Governance Committee will conduct a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other relevant information. This information will be evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be subject to a background investigation and may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee will determine which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating and Governance Committee will use the same process for evaluating all nominees, regardless of the original source of the nomination. Any nominations for director to be made at an annual meeting of shareholders must be made in accordance with the requirements described in the section entitled “Shareholder Proposals for 2008 Annual Meeting.”

Compensation of Directors

Non-employee directors receive the following compensation for service on our Board:

•	Annual Retainer: $34,000

•	Chairperson Fee: $5,000 per year for serving as chair of the Nominating and Governance Committee or Compensation Committee and $10,000 per year for serving as chair of the Audit and Finance Committee

•	Lead Director Fee: $15,000 per year

•	Meeting Attendance:

•	Board meetings: $1,500 per meeting for attendance in person and $1,000 per meeting for telephone or video conference

•	Committee meetings: $1,000 per meeting, other than in-person Audit and Finance Committee meetings for which $1,500 is paid

•	Interview of Board Candidates: $1,500 per interview

•	Equity Grants: Directors receive an initial equity grant of restricted stock and options to purchase common stock on the date a person becomes a director and an additional annual equity grant of restricted stock and options to purchase common stock on the date of the annual meeting of shareholders each year. The annual equity grant is a dollar value of $175,000 in stock options and restricted stock, with 75% of the value granted as stock options and 25% of the value granted as restricted stock, valued under the Black-Scholes model. The restricted stock and stock options vest in one year, but may accelerate under certain circumstances such as death, disability, retirement and change of control of Imation, as defined under the 2005 Director Program, as amended. The initial equity grant for a director who is first elected at a time other than the annual meeting of shareholders is prorated based on the number of options and shares of restricted stock granted to directors at the time of the preceding annual meeting of shareholders.

•	Matching Gift: We match gifts by each director to qualified charitable institutions in an amount up to $15,000 per year.

•	Training Program Reimbursement: We reimburse any director who chooses to attend a training program for directors for the cost of attending the program, including travel and lodging, at the maximum rate of one program per year.

•	Travel Reimbursement: We reimburse directors for travel costs of attending Board meetings and interviews of Board candidates.

Non-employee directors may elect to receive all or part of their annual retainer, lead director fee, chairperson fee and meeting fees in shares of common stock or in restricted stock units equivalent to shares of common stock.

	Director Compensation for Fiscal Year 2006
	Fees Earned or				All Other
	Paid in Cash		Stock Awards	Options Awards	Compensation	Total
Name	($)		($)(1)(2)	($)(1)(3)	($)(4)	($)

Michael S. Fields	55,000	(5)	40,086	115,781	1,159	212,026
Charles A. Haggerty	76,029	(6)	40,086	115,781	16,159	248,055
Linda W. Hart	81,033	(7)	40,086	115,781	16,858	253,758
Ronald T. LeMay	64,000		40,086	115,781	7,826	227,693
L. White Matthews, III	70,500	(8)	40,086	115,781	16,159	242,526
Charles Reich	62,000		40,086	115,781	1,159	219,026
Glen A. Taylor	56,513	(9)	40,086	115,781	16,159	228,539
Daryl J. White	69,000		40,086	115,781	1,159	226,026

(1)	Stock and option awards are calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123R”) on the same basis as used for financial reporting purposes for the fiscal year. Refer to footnote 3 of Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for our policy and assumptions made in the valuation of share based payments.

(2)	The restricted stock equity award for 2006 was made on May 3, 2006 for the purchase of 1,012 shares of common stock for each director. The grant date fair value of that restricted stock award is $42,119. In accordance with SFAS 123R, we chose the grant date fair value of the restricted stock as equivalent to the closing stock price on the date of grant: $41.62. The number of shares of restricted stock that are outstanding for each director at fiscal year end is 2,410.

(3)	The option equity award for 2006 was made on May 3, 2006 for 9,415 shares of common stock for each director. The grant date fair value of that option award is $127,385. In accordance with SFAS 123R, we chose the Black-Scholes option pricing model to estimate the grant date fair value of the option. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date present value for the option: risk free rate: 5.01%; expected life: 4.833 years; volatility: 32.76% and dividend yield: 1.346%; resulting in a grant date fair value of $13.53 per share. The number of shares underlying stock options that are outstanding for each director at fiscal year end are as follows: Mr. Fields: 18,817; Mr. Haggerty: 24,516; Ms. Hart: 88,817; Mr. LeMay: 93,064; Mr. Matthews: 41,365; Dr. Reich: 27,163; Mr. Taylor: 68,817 and Mr. White: 88,817.

(4)	These amounts represent i) matching gifts by Imation to qualified charitable institutions of $15,000 for Mr. Haggerty, $15,000 for Ms. Hart, $6,667 for Mr. LeMay, $15,000 for Mr. Matthews and $15,000 for Mr. Taylor; ii) dividends paid in May 2006 on the vesting of 350 shares of restricted stock issued in May 2005 in the amount of $168 for each director; iii) dividends accrued in 2006 for restricted stock in the amount of $991 for each director and iv) dividend equivalents paid on Ms. Hart’s restricted stock units in the amount of $699. See also footnote 7. The maximum matching gift to qualified charitable institutions is $15,000 per year. The accrued dividends are not paid unless and until the restricted stock vests.

(5)	Mr. Fields elected to receive 25% of his annual retainer in shares of common stock in lieu of cash. That election resulted in the conversion of $8,500 into 204 shares of common stock.

(6)	Mr. Haggerty is chairperson of our Compensation Committee and this amount includes the chairperson fee.

(7)	Ms. Hart is chairperson of our Nominating and Governance Committee and Lead Director and this amount includes those fees. Ms. Hart has elected to receive her compensation in restricted stock units in lieu of cash. That election resulted in the conversion of the fees described above to 1,934 restricted stock units. Ms. Hart also receives dividend equivalents on the restricted stock units, in the same manner as paid to all other shareholders, which are converted to restricted stock units.

(8)	Mr. Matthews is chairperson of our Audit and Finance Committee and this amount includes the chairperson fee.

(9)	Mr. Taylor has elected to receive his compensation in shares of common stock in lieu of cash. That election resulted in the conversion of the fees described above to 1,354 shares of common stock.

The Nominating and Governance Committee annually reviews Board compensation based on a market analysis provided by the Nominating and Governance Committee’s compensation consultant which is the same compensation consultant used by the Compensation Committee. For 2006, the compensation consultant was Towers Perrin and in 2007 the compensation consultant is Buck Consultants. The compensation consultant advises the Nominating and Governance Committee on the competitive position of Board of Directors compensation relative to the peer group of companies used for executive compensation and market trends such as mix of cash and equity. For 2007, the Nominating and Governance Committee is currently reviewing the data provided by the compensation consultant and whether any changes in director compensation are appropriate. Employee directors are not compensated for their service on the Board of Directors.

Stock Ownership Guidelines

In November 2004, the Board of Directors updated its stock ownership guidelines. The stock ownership guidelines provide that each of our directors now serving or later elected or appointed as a director is encouraged to own our stock in an amount not less than $130,000. The stock ownership should be considered a long-term investment and be achieved within five years of joining the Board of Directors.

Board Retirement Policy

The Board has adopted a retirement policy that provides that:

•	non-employee directors cannot be nominated for re-election as a director at the next annual meeting of shareholders following either 15 years of service as a director or reaching the age of 70, whichever comes first;

•	a director who is also our Chief Executive Officer must submit his or her resignation from the Board when he or she ceases to be the Chief Executive Officer; and

•	any other director who is an employee must retire from the Board (i) at the time of a reduction in his or her duties or responsibilities as an officer unless the Board at its sole discretion determines the officer continues to be qualified to act as a director, (ii) upon termination of his or her active service as an employee or (iii) upon attaining the age of 65, whichever is earliest.

Indemnification Agreements

It is our policy to indemnify directors and officers against any costs, expenses and other liabilities to which they may become subject by reason of their service to us and to insure our directors and officers against such liabilities to the extent permitted by applicable law. Our bylaws provide for indemnification of our directors, officers and employees against those costs, expenses and other liabilities as long as the director, officer or employee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. We have also entered into Indemnity Agreements with each of our directors where we have agreed to indemnify each director to the full extent provided by applicable law and our bylaws as currently in effect.

Related Person Transaction Policy

On February 6, 2007, the Audit and Finance Committee of the Board of Directors adopted a written policy regarding transactions with related persons. In accordance with the policy, the Audit and Finance Committees is responsible for the review and approval or ratification of all transactions with related persons that are required to be disclosed under the rules of the Securities and Exchange Commission. Under the policy, a “related person” includes any of our directors or executive officers, certain of our shareholders and any of their respective immediate family members. The policy applies to transactions in which Imation is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A related person’s material interest in a transaction is to be determined based on the significance of the information to investors in light of all the circumstances. Under the policy, management of Imation is responsible for disclosing to the Audit and Finance Committee all material information related to any covered transaction prior to entering into the transaction. The Audit and Finance Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to Imation than could be obtained in a comparable arms-length transaction with an unrelated third party.

Item No. 1
ELECTION OF DIRECTORS

General Information

Our Board of Directors is currently composed of nine directors divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. The three directors serving in Class II have terms expiring at the 2007 Annual Meeting. The three Class II directors currently serving on the Board, Messrs. Haggerty, Taylor and White, have been nominated by the Board of Directors for re-election to three-year terms at the Annual Meeting.

Each of the nominees standing for re-election has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute designated by the Board.

Each Class II nominee elected will hold office until the annual meeting of shareholders to be held in 2010 or until his successor has been duly elected and qualified, unless prior to such meeting the director resigns or his directorship becomes vacant due to his death or removal.

Information Concerning Directors

Director Nominees — Class II (Term Ending 2007)

Charles A. Haggerty	Charles A. Haggerty, age 65, has been Chief Executive Officer of LeConte Associates, LLC (a consulting and investment company) since January 2000. In June 1992, Mr. Haggerty became President and Chief Operating Officer and in July 1993, Chairman, President and Chief Executive Officer of Western Digital Corporation (a hard disk maker). Mr. Haggerty retired from Western Digital Corporation in June 2000. Prior to June 1992, Mr. Haggerty had a 28-year career with IBM Corporation (an information technology company), rising to the post of Vice President and General Manager of the worldwide OEM storage products business. Mr. Haggerty has been director of Imation since October 2004. Mr. Haggerty is also a director of Pentair Corporation, Beckman Coulter, Inc., Deluxe Corporation and LSI Logic Corporation.

Glen A. Taylor	Glen A. Taylor, age 65, is Chairman of Taylor Corporation (a holding company in the specialty printing and marketing areas). In August 1994, he acquired the National Basketball Association Minnesota Timberwolves team, and in 1999 launched the WNBA women’s basketball team, the Minnesota Lynx. Mr. Taylor has been a director of Imation since May 2000.

Daryl J. White	Daryl J. White, age 59, has been retired since May 2001. From August 2000 until May 2001, Mr. White served as President and Chief Financial Officer of Legerity, Inc. (a supplier of data and voice communications integrated circuitry). Prior to such time, Mr. White served as the Senior Vice President of Finance and Chief Financial Officer of Compaq Computer Corporation (a computer equipment manufacturer) from 1988 until his retirement in May 1996. Mr. White has been a director of Imation since July 1996.

Board Members Continuing in Office — Class III (Term Ending 2008)

Linda W. Hart	Linda W. Hart, age 66, is Vice Chairman and Chief Executive Officer of Hart Group, Inc. (a diversified group of companies primarily involved in residential and commercial building materials). Prior to joining Hart Group, Inc. in 1990, Ms. Hart was engaged in the private practice of law in Dallas, Texas. Ms. Hart has been a director of Imation since July 1996. Ms. Hart is also a director of each of the Hart Group companies: Hart Group, Inc., Rmax, Inc. and L&M Acquisitions, Inc. Ms. Hart also serves on the Board of Trustees for the Center for Strategic & International Studies, Washington, D.C., the Women’s Leadership Board, Harvard University, Kennedy School of Government and numerous other educational, medical, civic and charitable institutions.

Bruce A. Henderson	Bruce A. Henderson, age 57, is our Chairman of the Board and inactive Chief Executive Officer. He was the active Chief Executive Officer until November 9, 2006, when he took a leave of absence to pursue medical treatment. He was appointed to the position of Chairman & Chief Executive Officer in May 2004. Prior to joining Imation, Mr. Henderson was Chief Executive of Edgecombe Holdings LLC (a private investment company), from November 2001 to May 2004. From July 1995 to October 2001, Mr. Henderson served in senior executive management positions for large operating units of Invensys, PLC., (a UK engineering company in the high value-added controls and automation systems industry). He was Chief Executive Officer of the $3.5 billion Invensys Controls, and was Chief Executive Officer of the $2 billion Invensys Software Systems. From November 1982 to June 1995, Mr. Henderson served in various management positions at TRW, Inc., (a company that provides advanced products and services for space, defense and automotive markets). He served as a Vice President and General Manager of TRW Electronic Convenience Systems and as Managing Director of Quality Safety Systems, a joint venture between TRW and Tokai Rika Company, Ltd of Japan. Before TRW, Mr. Henderson was with McKinsey & Company (a management consulting group) where he specialized in corporate strategy and operations for U.S. and European high technology companies. Mr. Henderson is currently a director of Universal Electronics, Inc. Mr. Henderson is co-author of Lean Transformation: How to Transform Your Business Into a Lean Enterprise and A Workbook for Assessing Your Lean Transformation. He also serves as a director of the Lean Enterprise Institute.

Charles Reich	Dr. Charles Reich, age 64, has been retired since October 1, 2004. From October 1, 2002 to October 1, 2004, Dr. Reich served as Executive Vice President of 3M Health Care, a major business segment of 3M Company (a diversified technology company and our former parent). Dr. Reich joined 3M Co. in 1968 as a research chemist and assumed a variety of management positions in the Research & Development organization before moving to business management in 1989. He held a variety of management and executive positions, including international postings, within 3M since that time. He also served as a member of the Executive Advisory Board, Juran Center for Leadership in Quality at the University of Minnesota. Dr. Reich has been a director of Imation since July 2004. Dr. Reich is also a director of the Patterson Companies.

Board Members Continuing in Office — Class I (Term Ending 2009)

Michael S. Fields	Michael S. Fields, age 61, has been Chairman and Chief Executive Officer of KANA Software, Inc. (a customer relationship management software and services company) since September 2005. Also, since May 1997, Mr. Fields has been the Chairman of The Fields Group (a management consulting firm). In June 1992, Mr. Fields founded Open Vision (a supplier of computer systems management applications for open client/server computing environments). Mr. Fields served as Chairman and Chief Executive Officer of Open Vision from July 1992 to July 1995 and continued to serve as Chairman of the Board until April 1997. Prior to such time, Mr. Fields held a number of executive positions at Oracle Corporation (an enterprise software company), including President of Oracle USA. Mr. Fields has been a director of Imation since January 1998 and is also a director of two privately-held companies, ViaNovus, Inc., and Crucian Global Services, Inc.

Ronald T. LeMay	Ronald T. LeMay, age 61, has been an Industrial Partner of Ripplewood Holdings, LLC (a private equity fund) since October 2003, Executive Chairman of Last Mile Connections, Inc. (a network bandwidth exchange and solutions provider) since September 2005 and CEO since 2006, and Chairman of AirCell Inc. (a designer, manufacturer and marketer of airborne telecommunication systems) since July 2006, both in the Ripplewood portfolio of companies. Mr. LeMay is also Chairman of October Capital (a private investment company). Mr. LeMay served as Representative Executive Officer of Japan Telecom (a telecommunications company) from November 2003 until the sale of the company in July 2004. Mr. LeMay served as President and Chief Operating Officer of Sprint Corporation (a telecommunications company) from October 1997 until April 2003. From July 1997 to October 1997, he served as Chairman and Chief Executive Officer of Waste Management, Inc. (a provider of waste management services). From February 1996 to July 1997, he served as President and Chief Operating Officer of Sprint. From March 1995 to September 1996, Mr. LeMay served as the Chief Executive Officer of Sprint Spectrum, a partnership among Sprint, Tele-Communications, Inc., Comcast Corporation and Cox Communications. From 1989 to 1995, Mr. LeMay served as President and Chief Operating Officer of Sprint Long Distance. Mr. LeMay has been a director of Imation since July 1996 (except for the period from August 5, 1997 to December 31, 1997) and is also a director of Allstate Corporation and Ceridian Corporation.

L. White Matthews, III	L. White Matthews, III, age 61, has been retired since September 2001. From July 1999 until September 2001, Mr. Matthews served as Executive Vice President and Chief Financial Officer of Ecolab, Inc. (a developer and marketer of cleaning and sanitizing products and services) as well as a member of its Board of Directors. Mr. Matthews was retired from May 1998 to July 1999. From February 1977 to May 1998, Mr. Matthews served in various financial positions with Union Pacific Corporation (a company involved in rail/truck transportation and oil/gas exploration and production). From November 1989 to May 1998 he was Executive Vice President and Chief Financial Officer of Union Pacific and he was a member of its Board of Directors from 1994 to 1998. Mr. Matthews has been a director of Imation since February 2003. He is a director of Matrixx Initiatives, Inc., a publicly-held company, a Chairman of the Board of Ceridian Corporation, a publicly-held company, and a director of Mercantile Funds, Inc., a privately-held company.

The Board of Directors recommends you vote FOR the election of each of the nominees in Class II as directors of Imation for a three-year term. Assuming the presence of a quorum, directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing three Class II directors, the three nominees receiving the highest number of votes will be elected.

Our Guidelines contain a policy that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will promptly offer to tender his or her resignation. The Nominating and Governance Committee will promptly consider the resignation offer, and a range of possible responses based on the circumstances that led to the majority withheld vote, if known, and make a recommendation to the Board. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission.

Item No. 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for 2007. PwC has audited our financial statements since PwC was formed in 1998 by the merger of the accounting firms of Price Waterhouse LLP and Coopers & Lybrand L.L.P. Prior to the merger, Coopers & Lybrand L.L.P. audited our financial statements for the years 1996 and 1997. Representatives of PwC will attend the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Shareholder ratification of the appointment of PwC as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit and Finance Committee will reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit and Finance Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in our best interest and in the best interest of our shareholders.

The Board of Directors recommends you vote FOR ratification of the appointment of the independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the appointment of the independent registered public accounting firm.

OTHER BUSINESS

We are not aware of any business to be presented at the Annual Meeting other than the business that is explained in this Proxy Statement. If any other matter is properly presented for a vote at the Annual Meeting, the holders of the proxies will have discretionary voting authority to vote your shares.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors (the “Committee”) is composed of five non-employee directors. Each of those directors is independent as defined under the New York Stock

Exchange listing standards. The Committee operates under a written charter adopted by the Board of Directors which is available on our web site. After appropriate review and discussion, the Committee determined that it fulfilled its responsibilities under the Committee charter during fiscal year 2006. The Committee has taken the following actions with respect to Imation’s audited financial statements for the year ended December 31, 2006:

•	The Committee has reviewed and discussed the audited financial statements with Imation management.

•	The Committee has discussed with PwC, Imation’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61.

•	The Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, and has discussed with PwC its independence from Imation. In connection with its review of PwC’s independence, the Committee also considered whether PwC’s provision of non-audit services during the 2006 fiscal year was compatible with the maintenance of its independence and determined that it was.

•	Based on the review and discussions described above, the Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE
L. White Matthews, III, Chair
Charles A. Haggerty
Ronald T. LeMay
Glen A. Taylor
Daryl J. White

AUDIT AND OTHER FEES AND
AUDIT AND FINANCE COMMITTEE PRE-APPROVAL POLICIES

Audit and Other Fees

Following is a listing of the services provided by type and amount charged to us by PwC for fiscal years 2006 and 2005:

	Fiscal Year	Fiscal Year
	2006	2005

Audit Fees(1):
GAAP, statutory and Sarbanes-Oxley 404 audits	$2,120,916	$1,732,394
Audit-Related Fees:
Services related to business transactions	$402,580	$0
Employee benefit plan audits	$25,792	$74,139
Attest services and other	$10,588	$18,110

Total Audit-Related Fees	$438,960	$92,249
Tax Fees (basic tax preparation and tax advice and compliance)	$88,446	$107,150
All Other Fees :
Financial training materials	$1,500	$1,500

(1)	Fees billed or expected to be billed for the audit of our consolidated financial statements for the fiscal year ended December 31, 2006, for the reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and for the audit of the effectiveness of internal control over financial reporting are $2,120,916 of which an aggregate amount of $1,125,109 has been billed through December 31, 2006.

Audit and Finance Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services

All the services provided by PwC are subject to pre-approval by the Audit and Finance Committee. The Audit and Finance Committee has authorized the chairperson of the Audit & Finance Committee to approve services by PwC in the event there is a need for approval prior to the next full Audit and Finance Committee meeting. The chair reports any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting.

With respect to each proposed pre-approved service, PwC will provide back-up documentation, including estimated fees regarding the specific services to be provided. The Audit and Finance Committee (or chair, as applicable) reviews the services and the estimated fees and considers whether approval of the proposed services will have a detrimental impact on PwC’s independence prior to approving any service. On an annual basis, a member of our management reports to the Audit and Finance Committee all audit and non-audit services performed during the previous twelve months and all fees billed by PwC for those services.

In fiscal 2006 and 2005, all audit services, audit-related services, tax services and those items described above under all other fees were pre-approved by the Audit and Finance Committee.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy:  Our executive compensation program is designed to:

•	attract and retain highly qualified key executives;

•	align our executive officers interests with the interests of shareholders; and

•	provide competitive total compensation.

We compensate our executive officers primarily through a combination of base salary, bonus and equity compensation to meet those objectives, as well as through retirement benefits and certain other benefits described below. The Compensation Committee of our Board of Directors (the “Committee”) is responsible for establishing this executive compensation philosophy and administering each component of the executive compensation program. The Committee retains an outside compensation consultant to provide assistance to the Committee. In 2006, the Committee used Towers Perrin as its compensation consultant. The Committee meets at least once per calendar quarter, and more frequently if necessary, to perform its duties and responsibilities.

The Committee reviews and sets compensation for each of Imation’s executive officers other than the CEO. For executive officers other than the CEO, in conjunction with the Committee, the CEO and Vice President, Human Resources review each component of compensation annually to maintain alignment with Imation’s goals and philosophy and to maintain internal equity among our executive officers. The CEO and Vice President, Human Resources summarize the performance and current compensation for each executive officer other than the CEO and make recommendations to the Committee for consideration on the components of the total compensation package for such officers. For the CEO, the Committee reviews and recommends compensation to the independent members of the Board using the same process, but without input from the CEO or Vice President, Human Resources.

Targeted Total Compensation:  Our compensation setting process establishes targeted total compensation for each executive officer and then allocates that targeted compensation among three elements: base salary, bonus and long-term equity compensation. The elements of incentive compensation (bonus and long-term equity compensation) are designed to reward company-wide performance. As described in more detail below in the subsection titled “Bonuses,” our bonus is tied to targeted operating income, revenue and cash flow. For long-term equity compensation, the value of options is dependent on the performance of our stock. Restricted stock provides a return if the executive officer remains an employee until the restricted stock has vested based on the value of our stock, and can provide additional returns if the market value of our stock appreciates over the price at the grant date. In addition to being dependent on the performance of our stock, long-term equity compensation may also have performance-based metrics, such as the achievement of certain operating income targets, in order for the long-term equity to vest.

Each February, the Committee reviews Imation’s executive compensation, with the goal of ensuring the appropriate mix of compensation linked to individual and corporate performance. In the course of this review, the Committee seeks the advice and input of both a nationally recognized compensation consultant and Imation’s CEO and Vice President, Human Resources. The Committee’s compensation consultant compares the compensation of executive officers at Imation to a group of peer companies approved by the Committee. The companies identified as a peer group for purposes of executive compensation comparison are determined by annual revenues, similar product lines and companies identified as competitors for purposes of executive talent. For 2006, the Committee’s compensation consultant used their large blend of high tech companies from the PSE High Tech Index and general industry comparable companies with similar annual revenues. In determining compensation, the Committee considers all elements of an executive’s compensation package including base salary, annual bonus, long-term equity compensation, retirement plans, other compensation and benefits, and potential severance payouts. The Vice President, Human Resources provides a summary sheet to the Committee describing these elements.

Under our current compensation program, the targeted mix of base salary, bonus and long-term equity compensation varies depending upon the position held by the executive. In allocating compensation among these elements, we believe that the compensation of our executive officers — the levels of management having the greatest ability to influence Imation’s performance — should be predominately performance-based. We provide incentives for our executive officers to take appropriate risks in order to generate returns for our shareholders and to be rewarded according to our performance. For 2006, the three components of compensation were allocated approximately as follows: for Bruce Henderson, our CEO: base: 20%, bonus: 30%, equity: 50%; for Frank Russomanno, our Chief Operating Officer: base: 30%, bonus: 25%, equity: 45% and for the other named executive officers: base: 40%, bonus: 20%, equity: 40%.

Base Salaries:  We use base salary to recognize individual performance, level of responsibility and scope and complexity of the position of the executive officers. The CEO evaluates executive management against (i) their performance objectives for the year, (ii) position to their individual market data (based on the peer group described above), and (iii) relative criticality of their position to other executive positions at Imation. The CEO and Vice President, Human Resources make recommendations to the Committee for our executive officers other than the CEO based on an evaluation of each executive officer against these standards. For 2006, the Committee’s compensation consultant recommended that a base salary in the range of plus or minus 10% from the median of the peer group described above would be a competitive base salary. The Committee reviews and approves base salaries for each executive officer, except the CEO, and reviews and recommends base salary for the CEO to the independent members of the Board. The approved annual base salary increases are effective on or about May 1st each year. We believe that base salaries for Imation’s executive officers are positioned at competitive levels.

Bonuses:  We believe that compensation should focus our executive management on achieving short- term (annual) performance in a manner that supports Imation’s long-term success and profitability. We also believe that wherever possible, all non-sales commissioned employees should be rewarded based on the same company-wide performance criteria. Therefore, our practice is to award cash bonuses each January based upon annual performance objectives for Imation for the previous calendar year to all eligible employees who are employed by Imation on December 31, including our executive officers, through our Annual Bonus Plan (“ABP”). The Committee approves an annual target bonus amount, which is a percentage of base salary, for all participating non-commissionable employees, based on career level. For 2006, the target amounts ranged from 3% of base salary for nonexempt and entry level exempt employees to 100% of base salary for the CEO. In determining the target bonus amount for the executive officers, the Committee reviews the comparable bonus percentages for the peer group described above and for other than the CEO, recommendations by the Chief Executive Officer and Vice President, Human Resources. For 2006, the Committee’s compensation consultant recommended that total cash compensation (salary and bonus) in the range of plus or minus 10% from the median of the peer group would be competitive total cash compensation.

Additionally, the Board approves the financial performance targets for Imation as a whole as part of its review of executive management’s annual operational plan. The financial targets are based upon achievement of certain levels of performance against operating income targets, revenue targets and cash flow targets at a minimum or threshold level, a target level and a maximum or stretch level. We chose these targets because we believe these are the key metrics in measuring our financial performance. The targets for 2006 were as follows (dollars in millions): 50% Threshold: revenue: $1,538.0, operating income: $102.3, cash flow $25.2; 100% Target: revenue: $1,614.0, operating income:$114.4, cash flow $35.2; 150% Maximum: revenue: $1,693.3, operating income:$125.8, cash flow $50.2. These targets were determined after our acquisition of Memorex. The 2006 ABP weighted these three targets as follows: operating income 50%, revenue 25%, and cash flow 25%. Imation must achieve the threshold level of operating income before any payout is made under the ABP. If the threshold level of operating income is met, then each target is reviewed individually to determine what percent performance was reached, which is then multiplied by the weighting for each target to determine the total bonus payout. At threshold performance for each factor, a 50% payout of each employee’s annual targeted bonus-percentage would be payable and at the maximum performance for each factor 150% would be payable. Based on performance against each factor, if bonuses are paid, bonuses can be payable at any percentages between 50% and 150%. These performance-based annual bonuses can be highly variable from year to year and are typically based on the base salary and bonus percentage in effect for each individual as of December 31. A bonus level for an individual can change based on a change in career level during the year.

For 2006, the named executive officers could earn cash bonuses up to the following amounts:

	Bonus at Threshold		Bonus at Maximum
	Performance Level		Performance Level
Executive Officer	(50% of Target)	Bonus at Target Performance Level	(150% of Target)

Bruce A. Henderson	50% of Base Salary	100% of Base Salary	150% of Base Salary
Frank P. Russomanno(1)	35% of Base Salary from January 1 to November 8; 42.5% of Base Salary from November 9 to December 31	70% of Base Salary from January 1 to November 8; 85% of Base Salary from November 9 to December 31	105% of Base Salary from January 1 to November 8; 127.5% of Base Salary from November 9 to December 31
Paul R. Zeller	30% of Base Salary	60% of Base Salary	90% of Base Salary
Bradley D. Allen	20% of Base Salary	40% of Base Salary	60% of Base Salary
Jacqueline A. Chase	25% of Base Salary	50% of Base Salary	75% of Base Salary
John L. Sullivan	25% of Base Salary	50% of Base Salary	75% of Base Salary

(1)	When Mr. Russomanno was appointed Acting CEO and President by the Board on November 9, 2006 due to our CEO’s medical leave, the Board increased his bonus target to 85% for the period of November 9, 2006 to December 31, 2006 based on his base salary during that period. His bonus for the period from January 1 to November 8, 2006 was based on his base salary during that period. See the subsection entitled “Other Significant Compensation Decisions.”

For 2006, Imation’s overall performance was above the 100% target with respect to our operating income, revenue and cash flow goals. Based on Imation’s 2006 results, Imation achieved an

ABP payout at 118.4% of our targets. The amount of the bonus for each named executive officer, paid in January 2007, is provided in the Summary Compensation Table.

Equity:  We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to executive officers and the interests of shareholders. Historically, the primary form of equity compensation that we awarded consisted of non-qualified stock options. We selected this form because of the favorable accounting and tax treatments and the nearly universal usage of this form of equity compensation in the marketplace. However, in 2004 we assessed the desirability of granting shares of restricted stock to our executive officers, and concluded that restricted stock would provide an equally motivating form of incentive compensation. In addition, in 2006, the accounting treatment for stock options changed as a result of SFAS 123R, making the accounting treatment of stock options less attractive. We see this trend of granting more restricted stock and fewer stock options to our executive officers continuing in the future both for Imation and other companies. We expect, however, to continue to award stock options to all levels of employees to ensure they are committed to meeting or exceeding key financial targets that drive share performance in the longer term.

Our practice for determining equity grants to executive officers, as approved by the Committee, is to first determine the dollar amount of compensation that should be provided as equity, based on the individual performance, level of responsibility, scope and complexity of the position of the executive officers and equity compensation levels for comparable positions at companies in the peer group as described above. Then the CEO and Vice President, Human Resources recommend to the Committee, for executives other than the CEO, stock options and shares of restricted stock that have an estimated fair market value equal to that target amount on the date of grant with 50% of the value granted as stock options and 50% of the value granted as restricted stock. The Committee’s compensation consultant determines the value of the stock options and restricted stock using the Black-Scholes valuation model and typically uses an average price for a determined period, such as the preceding thirty days, to determine the number of shares granted. In establishing award levels, we generally do not consider the equity ownership levels of the recipients or prior awards that are fully vested.

With the exception of significant promotions and new hires, the CEO and Vice President, Human Resources generally review the proposed awards during the February Committee and Board meetings and the awards are finalized and granted at the May Committee and Board meetings. This timing was selected because it enables us to consider prior year performance by Imation and the potential recipients and our expectations for the current year. The Committee and Board meeting schedule is determined at least a year in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. The grant date of stock options and restricted stock is the date of the approval of the grants and the exercise price of stock options is the closing price of the underlying common stock on the grant date.

Stock options or restricted stock awards either vest based on achievement of certain performance metrics over time, “performance-based,” or vest over a specified period of time, “time-based.” In order for a performance-based stock option or restricted stock award to be earned, certain performance-related goals, assigned at the time of the award, must be met and the recipient must remain employed by Imation for the performance period in order for the award to vest. No performance-based equity awards were granted to any of the executive officers in 2006.

Our standard “time-based” stock option awards vest 25% on each anniversary of the grant with 100% becoming vested four years after the grant date. The life of the option is generally ten years from grant date. Stock options provide a return to the employee if he or she remains an Imation employee until the options have vested, and then only if the market value of the stock appreciates over the term of the option. Our standard “time-based” restricted stock grants also typically vest 25% per year over a four-year period. Restricted stock provides a return to the employee only if he or she remains an

Imation employee until the restricted stock has vested, and can provide additional returns if the market value of the stock appreciates over the price at the grant date.

2006 Compensation:  As a result of the processes described above, the Committee made the following compensation decisions for 2006 with respect to base salary and bonus based on a review of the named executive officers performance and peer group compensation:

•	Bruce Henderson: The Committee recommended to the Board not to increase Mr. Henderson’s base salary and to increase his target bonus percentage from 80% to 100% of base salary. This recommendation to adjust Mr. Henderson’s compensation was made in light of his performance and peer group compensation, in accordance with the philosophy that compensation should be primarily performance based. The independent members of the Board of Directors approved that recommendation.

•	Frank Russomanno: The Committee determined to increase Mr. Russomanno’s base salary 5%, from $500,000 to $525,000 and not to change his target bonus percentage. This decision was made to reward performance and was in line with his level of peer group compensation as described above. On November 9, 2006, in connection with Mr. Russomanno’s appointment as Acting CEO and President, the Board increased Mr. Russomanno’s base pay to $625,000 and increased his targeted bonus percentage to 85%. See “Other Significant Compensation Decisions.”

•	Paul Zeller: The Committee determined to increase Mr. Zeller’s base salary 11.1%, from $315,000 to $350,000 and not to change his target bonus percentage. This decision was made to reward performance and to position him more in line with the higher market data for CFOs in the peer group.

•	Bradley Allen: The Committee determined to increase Mr. Allen’s base salary 3.8%, from $202,300 to $210,000 and not to change his target bonus percentage. This decision was made to reward performance and was in line with his level of peer group compensation as described above.

•	Jacqueline Chase: The Committee determined to increase Ms. Chase’s base salary 3.6%, from $275,000 to $285,000 and not to change her target bonus percentage. This decision was made to reward performance and was in line with her level of peer group compensation as described above.

•	John Sullivan: The Committee determined to increase Mr. Sullivan’s base salary 5%, from $319,000 to $335,000 and not to change his target bonus percentage. This decision was made to reward performance and was in line with his level of peer group compensation as described above.

The dollar amount of bonuses paid out to each executive officer for 2006 are described in the Summary Compensation Table.

The Committee, and in the case of the CEO the independent members of the Board, also granted stock options and restricted stock as described in the table “Grants of Plan Based Awards.” The May grants were the annual equity grants made as part of the process described above. The July grant for Mr. Allen was made after the Committee reviewed additional information related to Mr. Allen’s peer group equity compensation and determined that additional equity compensation was warranted based on Mr. Allen’s responsibilities and peer group equity compensation. The November grant to Mr. Russomanno was made in connection with Mr. Russomanno’s appointment as Acting CEO and President. See “Other Significant Compensation Decisions.”

Stock Ownership Guidelines:  In November 2004, the Committee approved stock ownership guidelines as a multiple of base pay for executive management as follows: Chief Executive Officer (2.5x), Chief Operating Officer and Chief Financial Officer (1.5x) and Vice Presidents (1x). The ownership guidelines as a multiple of base salary are then converted to a fixed number of shares, using our prior

30-day average closing common stock price, rounded to the nearest 100 shares. The guidelines were established using December 31, 2004 base salaries. Executives who become subject to the guidelines after December 31, 2004 will have their individual guideline established based upon their base salary at the time they become subject to the guidelines and the average closing common stock price for the prior 30-day period. Executives are generally required to achieve their ownership within five years from the date they become subject to the guidelines. If an executive’s stock ownership guideline increases because of a promotion to a higher-level position, the five-year period to achieve the incremental guideline begins in January following the year of the promotion. We include personal holdings, including vested restricted stock and 401(k) plan holdings and excluding unvested restricted stock and unexercised options, to determine if the stock ownership guidelines are met. All executive officers have, or are on pace to meet, the stock ownership guidelines outlined above.

Severance Benefits:  We believe that companies should provide reasonable severance benefits to executive officers to reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. We believe that the severance benefits we provide are equivalent to the general practice among comparable companies. The severance provisions for Mr. Henderson are part of his employment agreement. See “Employment and Severance Agreements-Employment Agreement with Mr. Henderson.” We also have entered into a severance agreement with each of the other named individuals in the Summary Compensation Table. See “Employment and Severance Agreements-Severance Agreements with Other Executive Officers.”

The employment and severance agreements provide certain benefits upon termination of employment depending on the circumstances of termination, including a change of control. The Committee and we believe that it is important to protect our executive officers in the event of a change of control. Further, it is both the Committee and our belief that the interest of shareholders will be best served if the interests of our executive management are aligned with them, and providing change of control benefits should eliminate or reduce the reluctance of executive management to pursue potential change of control transactions that may be in the best interests of shareholders. Mr. Henderson’s employment agreement and the severance agreements with the other executive officers contain a “double trigger” for a change of control benefits, which means that there must be a change of control and a termination of employment for the provisions to apply. We and the Committee believe the “double trigger” is more equitable than a “single trigger’ because it prevents unnecessary payments to executive officers in the event of a friendly (non-hostile) change of control in which the executive officers’ employment is not terminated. If, by contrast, the employment agreement or severance agreement had a “single trigger,” the payment to the executives might create an incentive for them to terminate employment even if the new ownership wished for the executive to remain.

For details on the terms of the employment agreement and severance agreements, the severance provisions in those agreements and the amounts each executive officer would receive under the applicable agreement based on a hypothetical termination date of December 31, 2006, see “Employment and Severance Agreements.”

Retirement Plans:  We believe that retirement plan benefits are important for long-term retention and to be competitive in the marketplace. Since July 1, 1996, Imation has provided the following retirement plans for all U.S.-based employees:

•	a 401(k) plan in which Imation immediately matches and vests employee contributions. The maximum match per employee in 2006 was $8,250. Each executive officer contributed a sufficient amount to receive the maximum match.

•	a qualified cash balance defined benefit pension plan under which Imation contributes 6% of each employee’s eligible compensation into the Cash Balance defined benefit pension plan each year up to the qualified plan compensation limit ($220,000 in 2006).

•	a non-qualified supplemental retirement plan under which Imation allocates 6% of each employee’s eligible compensation each year above the qualified plan compensation limit ($220,000 in 2006).

These plans are administered by our Pension and Retirement Committee, which is comprised of certain of our executive officers. The qualified cash balance defined benefit pension plan and the non-qualified supplemental retirement plan are subject to five year cliff vesting provisions. In addition, certain employees who were employed by 3M Company when Imation was spun off in 1996 retain the right to accrue additional benefits in the cash balance defined benefit pension plan. Additional details regarding all of the Imation retirement plans are provided in the section entitled “Compensation under Retirement Plans.”

Other Compensation and Benefits:  The CEO and Vice President, Human Resources annually review with the Committee the perquisites that executive officers receive. The primary perquisites available to executive officers that are not available to all employees include the reimbursement of up to $2,500 per year for personal tax return preparation (grossed-up to cover the taxes on the reimbursed amount), the payment of premiums on an executive life insurance policy, and the reimbursement for costs associated with a comprehensive annual medical exam. We believe that good tax preparation by experts reduces the amount of time and attention that executive officers must spend on that exercise and reduces the risk of any personal tax issues. The existence of an executive life insurance policy, targeting four times base pay while the executive is working, helps ensure the executive officer’s family is properly provided for in the event of an untimely death. The executive medical exam plan helps ensure the health and availability of our executive officers over the long-term. We believe the perquisites provided are below the median level of those provided at our peer group of companies.

Executive officers participate in Imation’s other benefit plans on the same terms as other employees. These plans include medical, dental, life, disability, vision and legal insurance as well as a flexible spending account and paid time off programs.

Other Significant Compensation Decisions:  On November 9, 2006, the Board approved a medical leave of absence for our CEO, Bruce Henderson, for an indeterminate length of time. At that same time, the Board elected Frank Russomanno to the position of Acting CEO and President in addition to his position as Chief Operating Officer. In connection with the foregoing changes in Mr. Russomanno’s responsibilities, the Board increased Mr. Russomanno’s base pay to $625,000, increased his targeted ABP to 85% for the period from November 9, 2006 to December 31, 2006, and granted him an award of 30,000 stock options and 10,000 shares of restricted stock, subject to our normal vesting provisions.

On January 11, 2007, the Board approved using the same three performance targets (operating income, revenue and cash flow) and the same relative weightings for the 2007 ABP as were used in the 2006 ABP. The Board approved the 50% targets at a level set to approximate 2006 performance, the 100% targets at a level set to represent a realistic stretch performance and the 150% targets at a level to represent a very high level of performance.

The Committee also formally engaged a different executive compensation consulting firm, Buck Consultants, after a routine request for proposal process. This new consulting firm has performed the analysis of total compensation targets for executive compensation described above and proposed a new eighteen company peer company group that the Committee will use in its 2007 executive compensation decision making process.

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code limits Imation’s ability to deduct, for federal income tax purposes, certain compensation in excess of $1 million per year paid to executive management personnel. The tax law exempts from this rule compensation resulting from the exercise of stock options granted under the conditions specified in the regulations. Under Imation’s stock incentive plans, compensation deemed paid to an executive officer when he or she exercises an outstanding option qualifies as performance-based compensation which will not be subject to the $1 million limitation. For fiscal year 2006, compensation paid to Bruce Henderson and Frank Russomanno was more than the Section 162(m) limit. The Committee has reviewed, and will continue to review as circumstances change, the effects of the Section 162(m) limit on the deductibility of amounts paid under Imation’s compensation programs.

Conclusion:  Imation and the Committee believe Imation’s compensation policies and practices are appropriately designed to meet Imation’s stated objectives and fully support our overall compensation philosophy.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Imation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

COMPENSATION COMMITTEE
Charles A. Haggerty, Chair
Michael S. Fields
Linda W. Hart
Charles Reich
Daryl J. White

COMPENSATION OF EXECUTIVE OFFICERS

The table below shows compensation for the last fiscal year for the individuals who served as Chief Executive Officer and Chief Financial Officer during 2006 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2006.

Summary Compensation Table

							Change in
							Pension
							Value and
							Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Awards ($)(2)	Awards ($)(2)	Compensation ($)(3)	Earnings ($)(4)	Compensation ($)(5)	Total ($)

Bruce A. Henderson,	2006	770,015	0	586,815	1,024,095	911,680	96,633	70,504	3,459,742
Chairman and Inactive
Chief Executive Officer(6)

Frank P. Russomanno	2006	531,549	0	376,402	415,851	463,043	83,726(8)	30,113	1,900,684
Acting Chief Executive Officer, President and Chief Operating Officer(7)

Paul R. Zeller	2006	339,237	200	208,468	226,037	248,640	38,743	25,145	1,086,470
Vice President and
Chief Financial Officer

Bradley D. Allen	2006	207,635	100	66,869	101,882	99,456	25,221	22,339	523,502
Vice President, Corporate Communications and
Investor Relations

Jacqueline A. Chase	2006	281,929	0	103,106	152,144	168,720	34,891	21,014	761,804
Vice President,
Human Resources

John L. Sullivan	2006	330,083	0	138,904	194,262	198,320	39,586	25,721	926,876
Senior Vice President,
General Counsel and Secretary

(1)	The amounts shown are a 20 year service award for Mr. Zeller and a ten year service award for Mr. Allen. We award bonuses solely based on our achievement of certain performance targets. Accordingly, bonus amounts are provided in the Non-Equity Incentive Plan Compensation column of this table.

(2)	Stock and option awards are calculated in accordance with SFAS 123R on the same basis as used for financial reporting purposes for the fiscal year. Refer to footnote 3 of Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for our policy and assumptions made in the valuation of share-based payments.

(3)	The amounts shown are cash payments payable to the named executives under our 2006 bonus plan. Base salaries of each of the named executive officers used for purposes of calculating the bonus are described in “Compensation Discussion and Analysis-2006 Compensation.” See “Compensation Discussion and Analysis-Bonuses.”

(4)	The amounts in this column represent changes in pension value. There are no non-qualified deferred compensation earnings for any of the named executive officers. The 2005 present value of our pension plans was calculated using a discount rate of 5.50%; an interest crediting rate of 4.50%; the years to age 65 for each named executive officer as follows: Mr. Henderson: 8.4167; Mr. Russomanno: 6.6667; Mr. Zeller: 19.3333; Mr. Allen: 9.6667; Ms Chase: 12.6667 and Mr. Sullivan: 13.5 and the following present value factor: Mr. Henderson: .9230; Mr. Russomanno: .9385; Mr. Zeller: .8318;, Mr. Allen: .9120, Ms Chase: .8864 and Mr. Sullivan: .8793. The 2006 present value of our pension plans was calculated using the assumptions described in the Pension Benefits Table. See “Compensation Under Retirement Plans.”

(5)	The items that make up the amounts in this column are described in the Supplemental All Other Compensation Table below.

(6)	Mr. Henderson was our Chief Executive Officer until November 9, 2006, when he took a medical leave of absence for an indeterminate length of time. See “Compensation Discussion and Analysis-Other Significant Compensation Decisions.”

(7)	Mr. Russomanno was appointed Acting Chief Executive Officer and President on November 9, 2006. See “Compensation Discussion and Analysis-Other Significant Compensation Decisions.”

(8)	$12,673 of this amount is related to Mr. Russomanno’s benefit from his service at 3M Company. See “Compensation under Retirement Plans.”

Supplemental All Other Compensation Table

			Registrant
			Contributions to		Dividends or
	Perks and Other		Defined	Insurance Premiums	Earnings on Stock
	Personal Benefits	Tax Reimbursements	Contribution	(Executive Life)	or Option Awards
Name	($)	($)(1)	Plans ($)(2)	($)	($)(3)

Bruce A. Henderson	2,752	1,863	8,250	22,513	35,126

Frank P. Russomanno	126	0	8,250	0	21,737

Paul R. Zeller	1,050	931	8,250	2,494	12,420

Bradley D. Allen	2,500	1,938	8,250	5,961	3,690

Jacqueline A. Chase	1,450	1,081	8,250	4,383	5,850

John L. Sullivan	2,542	1,863	8,250	5,154	7,912

(1)	These amounts represent a gross up for taxes on Mr. Zeller’s 20 year service award and Mr. Allen’s 10 year service award, described in the Summary Compensation Table and a gross up for taxes for all the named executive officers, except Mr. Russomanno, on the payment for tax preparation services. The amount paid for tax preparation service is included in the column entitled “Perks and Other Personal Benefits.”

(2)	The amount shown is the value of our contributions of common stock to the accounts of the named executives under our 401(k) Plan.

(3)	For each named executive officer, the amount includes (i) dividends paid on the vesting of restricted stock in 2006 and (ii) dividends accrued in 2006 for all unvested restricted stock awards as follows: Mr. Henderson: (i) $6,158 and (ii) $28,968; Mr. Russomanno: (i) $4,089 and (ii) $17,648; Mr. Zeller: (i) $3,142 and (ii)$9,278; Mr. Allen: (i) $1,039 and (ii) $2,651; Ms. Chase: (i) $1,437and (ii) $4,413 and Mr. Sullivan: (i) $1,891 and (ii) $6,021. The value of dividends on unvested restricted stock is not included by Imation in the calculation of grant date fair value under SFAS 123(R).

Grants of Plan Based Awards

The following table summarizes the 2006 grant of equity and non-equity plan-based awards:

Grants of Plan Based Awards

	Estimated Future Payout Under
	Non-Equity Incentive Awards(1)
					All Other	All Other
					Stock	Option
					Awards:	Awards:
					Number	Number of	Exercise or	Grant Date
					of Shares	Securities	Base Price	Fair Value of
					of Stock	Underlying	of Option	Stock and
		Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Grant Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	Awards ($)(4)

Bruce A. Henderson	May 3, 2006					85,600	41.62	1,158,168
	May 3, 2006				26,800			1,115,416
		385,000	770,000	1,155,000
Frank P. Russomanno	May 3, 2006					35,400	41.62	478,962
	May 3, 2006				11,100			461,982
	Nov. 9, 2006					30,000	44.25	397,500
	Nov. 9, 2006				10,000			442,500
		195,639	391,277	586,916
Paul R. Zeller	May 3, 2006					20,700	41.62	280,071
	May 3, 2006				6,500			270,530
		105,000	210,000	315,000
Bradley D. Allen	May 3, 2006					2,300	41.62	31,119
	May 3, 2006				700			29,134
	July 3, 2006					2,300	41.37	30,613
	July 3, 2006				1,100			45,507
		42,000	84,000	126,000
Jacqueline A. Chase	May 3, 2006					10,500	41.62	142,065
	May 3, 2006				3,300			137,346
		71,250	142,500	213,750
John L. Sullivan	May 3, 2006					14,800	41.62	200,244
	May 3, 2006				4,700			195,614
		83,750	167,500	251,250

(1)	This represents a bonus opportunity under our 2006 ABP for 2006 performance. The actual amount paid out under our 2006 ABP is described in the Summary Compensation Table.

(2)	The restricted stock vests at a rate of 25% each year beginning on the first anniversary of the grant date. Dividends on the restricted stock are accrued by Imation at the same rate as payable to all Imation shareholders and are paid if and when the restricted stock vests. The restricted stock becomes immediately vested in full in the event of involuntary termination of employment within two years of a change of control (other than for death, disability or cause). The value of the accrued dividends is included in the Supplemental All Other Compensation Table.

(3)	These options have an exercise price equal to the closing price of a share of common stock on the grant date, become exercisable at the rate of 25% each year beginning on the first anniversary of the grant date, and expire ten years from the grant date. These options become immediately exercisable in full in the event of involuntary termination of employment within two years of a change of control (other than for death, disability or cause).

(4)	In accordance with SFAS 123R, we chose the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date present value for the options: May 3, 2006 grants: risk free rate: 5.01%; expected life: 4.833 years; volatility: 32.76% and dividend yield: 1.346%, resulting in a grant date fair value of $13.53 per share. July 3, 2006 grants: risk free rate: 5.11%; expected life: 4.833 years; volatility: 32.05% and dividend yield: 1.35%, resulting in a grant date fair value of $13.31 per share. November 9, 2006 grants: risk free rate: 4.60%; expected life: 4.833 years; volatility: 29.72% and dividend yield: 1.27%, resulting in a grant date fair value of $13.25 per share. The grant date fair value of the restricted stock is equal to the closing stock price on the date of grant: May 3, 2006 grants: $41.62; July 3, 2006 grant: $41.37; November 9, 2006 grant: $44.25.

Outstanding Equity Awards at Fiscal Year-End

The following tables summarize the total outstanding equity awards as of December 31, 2006 for each of the named executive officers in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End
_ _

	Number of	Number of		Equity Incentive
	Securities	Securities		Plan Awards:
	Underlying	Underlying		Number of Securities				Number of		Market Value of
	Unexercised	Unexercised		Underlying		Option		Shares or Units		Shares or Units of
	Options	Options		Unexercised		Exercise	Option	of Stock Held		Stock That Have
	(#)	(#)		Unearned Options		Price	Expiration	That Have Not		Not Vested
Name	Exercisable	Unexercisable		(#)		($)	Date	Vested (#)		($)(1)

Bruce A. Henderson	20,000	20,000	(2)			40.26	5/13/2011

				175,000	(3)	40.26	5/13/2011

	22,050	66,150	(4)			34.17	5/3/2015

		85,600	(5)			41.62	5/3/2016

								59,600	(6)	2,767,228

Frank P. Russomanno	10,000					24.60	5/13/2007

	15,000					29.00	5/15/2010

	10,000					26.06	2/7/2012

	15,000					30.53	8/6/2012

	22,500	7,500	(7)			33.20	5/18/2013

	6,979	6,979	(8)			39.87	5/5/2011

				50,000	(9)	40.26	5/13/2011

	9,575	28,725	(4)			34.17	5/3/2015

		35,400	(10)			41.62	5/3/2016

		30,000	(11)			44.25	11/9/2016

								42,555	(12)	1,975,829

Paul R. Zeller	15,000					28.75	4/3/2010

	3,750					23.06	2/7/2012

	10,000					30.53	8/6/2012

	7,500	2,500	(7)			33.20	5/18/2013

	2,326	2,327	(8)			39.87	5/5/2011

	3,609	3,609	(13)			33.03	11/10/2011

	6,125	18,375	(4)			34.17	5/3/2015

		20,700	(10)			41.62	5/3/2016

								18,625	(14)	864,759

Bradley D. Allen	15,000					28.75	4/3/2010

	10,000					30.53	8/6/2012

	7,500	2,500	(7)			33.20	5/18/2013

	2,326	2,327	(8)			39.87	5/5/2011

	1,250	3,750	(4)			34.17	5/3/2015

		2,300	(10)			41.62	5/3/2016

		2,300	(15)			41.37	7/3/2016

								5,594	(16)	259,729

Jacqueline A. Chase		3,125	(7)			33.20	5/18/2013

		2,908	(8)			39.87	5/5/2011

		8,325	(4)			34.17	5/3/2015

		10,500	(10)			41.62	5/3/2016

								8,905	(17)	413,459

John L. Sullivan	7,500					23.06	2/7/2012

	10,000					30.53	8/6/2012

	12,000	4,000	(7)			33.20	5/18/2013

	3,722	3,722	(8)			39.87	5/5/2011

	3,775	11,325	(4)			34.17	5/3/2015

		14,800	(10)			41.62	5/3/2016

								12,195	(18)	566,214

(1)	The market value is based on the closing price at December 29, 2006 (the last business day of the year) of $46.43

(2)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 13, 2004. 10,000 options will vest on each May 13 in 2007 and 2008.

(3)	This option is performance-based, with 100,000 shares vesting on May 13, 2008 if Imation achieves a 10% or greater compounded average annual growth in operating income for the period beginning on January 1, 2005 and ending December 31, 2007, as compared to the December 31, 2004 full year operating income before deducting restructuring and other special items (i.e., $79.1 million), and 75,000 shares vesting on February 14, 2011 if Imation achieves 15% or greater compounded average annual growth in operating income for the period beginning on January 1, 2008 and ending on December 31, 2010, as compared to the December 31, 2007 full fiscal year operating income.

(4)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 3, 2005. For each named executive officer, the following options will vest on each May 3 in 2007, 2008 and 2009: Mr. Henderson: 22,050; Mr. Russomanno: 9,575; Mr. Zeller: 6,125; Mr. Allen: 1,250; Ms. Chase: 2,775 and Mr. Sullivan: 3,775. With respect to Ms. Chase, the vested options have been exercised.

(5)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 3, 2006. 21,400 options will vest on each May 3 in 2007, 2008, 2009 and 2010.

(6)	Restricted stock vests 25% per year, beginning on the first anniversary of the grant date. With respect to these shares: 18,175 will vest in each of May 2007 and May 2008; 16,550 will vest in May 2009 and 6,700 will vest in May 2010.

(7)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 19, 2003. For each named executive officer, the following options will vest on May 19, 2007: Mr. Russomanno: 7,500; Mr. Zeller: 2,500; Mr. Allen: 2,500; Ms. Chase: 3,125 and Mr. Sullivan: 4,000. With respect to Ms. Chase, the vested options have been exercised.

(8)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 5, 2004. For each named executive officer, the following options will vest on each May 5 in 2007 and 2008: Mr. Russomanno: 3,489 and 3,490, Mr. Zeller: 1,163 and 1,164, Mr. Allen: 1,163 and 1,164, Ms. Chase: 1,454 and Mr. Sullivan: 1,861. With respect to Ms. Chase, the vested options have been exercised.

(9)	This option is performance-based, with 50,000 shares vesting on May 13, 2008 if Imation achieves a 10% or greater compounded average annual growth in operating income for the period beginning on January 1, 2004 and ending on December 31, 2007, as compared to the December 31, 2003 full fiscal year operating income.

(10)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 3, 2006. For each named executive officer, the following options will vest on each May 3 in 2007, 2008, 2009 and 2010: Mr. Russomanno: 8,850; Mr. Zeller: 5,175; Mr. Allen: 575; Ms. Chase: 2,625 and Mr. Sullivan: 3,700.

(11)	This option vests 25% each year, beginning on the first anniversary of the grant date of November 9, 2006. 7,500 options will vest on each November 9 in 2007, 2008, 2009 and 2010.

(12)	Restricted stock vests 25% per year, beginning on the first anniversary of the grant date, except for 4,000 shares which vest 100% after three years. With respect to these shares: 9,365 will vest in May 2007; 13,365 in May 2008; 7,050 will vest in May 2009; 2,775 will vest in May 2010 and 2,500 will vest each November in 2007, 2008, 2009 and 2010.

(13)	This option vests 25% each year, beginning on the first anniversary of the grant date of November 11, 2004. 1,804 and 1,805 options will vest on November 11 in 2007 and 2008, respectively.

(14)	Restricted stock vests 25% per year, beginning on the first anniversary of the grant date. With respect to these shares: 5,122 will vest in each of May 2007 and May 2008; 4,350 will vest in May 2009; 1,625 will vest in May 2010 and 1,203 will vest each November in 2007 and 2008.

(15)	This option vests 25% each year, beginning on the first anniversary of the grant date of July 3, 2006. 575 options will vest on each July 3 in 2007, 2008, 2009 and 2010.

(16)	Restricted stock vests 25% per year, beginning on the first anniversary of the grant date. With respect to these shares: 1697 will vest in each of May 2007 and May 2008; 925 will vest in May 2009; 175 will vest in May 2010 and 275 will vest each July in 2007, 2008, 2009 and 2010.

(17)	Restricted stock vests 25% per year, beginning on the first anniversary of the grant date. With respect to these shares: 3015 will vest in each of May 2007 and May 2008; 2050 will vest in May 2009 and 825 will vest in May 2010.

(18)	Restricted stock vests 25% per year, beginning on the first anniversary of the grant date. With respect to these shares: 4,085 will vest in each of May 2007 and May 2008; 2,850 will vest in May 2009 and 1,175 will vest in May 2010.

Option Exercises and Stock Vested

The following table summarizes the number of option awards exercised and restricted stock vested during 2006 for each of the named executive offices in the Summary Compensation Table.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)(3)	(#)	($)(2)(3)

Bruce A. Henderson	0	0	11,475	474,340
Frank P. Russomanno	49,380	1,292,856	6,590	274,716
Paul R. Zeller	42,280	1,140,191	4,700	200,501
Bradley D. Allen	49,180	1,284,610	1,522	63,492
Jacqueline A. Chase	85,058	1,671,108	2,190	91,331
John L. Sullivan	107,500	2,717,200	2,910	121,349

(1)	The value realized on the exercise of stock options is the difference between the fair market value of our common stock at the time of exercise and the exercise price contained in the award agreement for the stock option.

(2)	The value realized on the vesting of stock awards is the fair market value of our common stock at the time of vesting.

(3)	The fair market value of our common stock used for purposes of this table for options is the actual sale price for the sale of the underlying stock and for stock awards is the closing price on the date of vesting.

Compensation Under Retirement Plans

Our Retirement Investment Plan (“401(k) Plan”) which is qualified under the applicable provisions of the Internal Revenue Code, covers all of our domestic employees. Eligible employees may enroll in the 401(k) plan upon joining Imation and can contribute up to 20% of pay on a pre-tax basis, up to a maximum amount determined each year by the IRS. Imation matches a portion of the contributions. The match is based on the first 6% of contributions. Imation matches 100% of the first 3% of contributions and 25% for the next 3% of contributions.

Our Cash Balance defined benefit pension plan (the “Pension Plan”), which is qualified under the applicable provisions of the Internal Revenue Code, covers all of our domestic employees. Under the Pension Plan, benefits are determined by the amount of annual pay credits to each employee’s account (equal to 6% of each employee’s annual eligible earnings paid in that year, which are earnings under the limits described below) and annual interest credits (equal to the return on 30-year U.S. Treasury Bonds as of November of the previous year) to such accounts. For the 2006 Pension

Plan year, the interest-crediting rate was 4.73%. At retirement (age 65 or greater), participants eligible for benefits may receive their account balance in a lump sum or as a monthly pension having an equivalent actuarial value based on conversion factors established under the Pension Plan. Participants may also choose early retirement at age 55, but must have at least five years of service credit, and may also receive their account balance in a lump sum or as a monthly pension having an equivalent actuarial value, calculated as described above. Mr. Russomanno and Mr. Allen are eligible for early retirement. We may provide extra years of credited service in connection with business acquisitions, treating the service with the former employer as service to Imation.

Certain limitations on the amount of benefits under tax qualified plans, such as our 401(k) Plan and the Pension Plan, were imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”) and Tax Reform Act of 1986 (“TRA”). These limits, among other things, cap the amount of eligible earnings under the Pension Plan, which for 2006 was $220,000. Our non-qualified supplemental benefit plan (“Excess Plan”) provides for the payment of amounts to employees who may be affected by those limitations in the same manner as the Pension Plan. The result of the payments under the Excess Plan is that, in general, total benefits will be equal to the level of benefits which would have been payable under the Pension Plan but for the ERISA and TRA eligible earning limitations. The benefits under the Pension Plan and Excess Plan vest after five years of service to us.

Mr. Russomanno also retains, so long as he remains employed with Imation, the right to receive benefits accrued as of the date we were spun off from 3M Company under 3M’s pension plan. Imation employees who were 3M employees immediately prior to the spin-off and whose age and years of 3M pension service as of the spin-off date equaled or exceeded 50 (with a minimum of 10 years of 3M pension service) continue to be credited with service for purposes of early retirement subsidies under 3M’s pension plan based on their combined pension service with Imation and 3M, and will have their 3M accrued benefits as of the spin-off date increased following the spin-off by 4% per year of employment with Imation. One half of the 4% per year increase will be paid to the individual by 3M and one half will be paid by Imation. This benefit is unreduced at age 61. Mr. Russomanno is eligible to continue to accrue service credit under 3M’s pension plan as described above.

The following table summarizes the present accumulated value of the pension benefits of the named executive officers in the Summary Compensation Table as of December 31, 2006.

Pension Benefits

		Number of	Present		Payments
		Years	Value of		During
		Credited	Accumulated		Last
		Service(1)	Benefit		Fiscal Year
Name	Plan Name	(#)	($)(2)		($)

Bruce A. Henderson(3)	Pension Plan	3	37,194		0
	Excess Plan	3	124,290		0
Frank P. Russomanno(4)	Pension Plan	33	228,881	(5)	0
	Excess Plan	33	144,680		0
Paul R . Zeller	Pension Plan	21	115,055		0
	Excess Plan	21	59,767		0
Bradley D. Allen(4)	Pension Plan	11	127,753		0
	Excess Plan	11	23,722		0
Jacqueline A. Chase	Pension Plan	15	125,674		0
	Excess Plan	15	66,643		0
John L. Sullivan	Pension Plan	8	103,909		0
	Excess Plan	8	103,936		0

(1)	Mr. Russomanno, Mr. Zeller and Ms. Chase, who were with 3M when Imation was spun-off in July 1996, have service credit for their years at 3M. However, this additional service credit has no effect under the Pension Plan.

(2)	The present value was calculated using the following assumptions: a discount rate of 5.75%; an interest crediting rate of 4.75%; the years to age 65 for each named executive officer as follows: Mr. Henderson: 7.416; Mr. Russomanno: 5.6667; Mr. Zeller: 18.3333; Mr. Allen: 8.6667;

Ms Chase: 11.6667 and Mr. Sullivan: 12.5 and the following present value factor: Mr. Henderson: .9320; Mr. Russomanno: .9476; Mr. Zeller: .8401; Mr. Allen: .9210; Ms. Chase: .8951 and Mr. Sullivan: .8880. Each named executive officer’s bonus for the year 2006, which was not paid until January 2007, was not included in the calculation as the named executive officer would not receive pay credits under the Pension Plan for these amounts until 2007, the year such amounts were paid.

(3)	Mr. Henderson will not be vested in these plans until he reaches 5 years of service. Mr. Henderson is not eligible for early retirement until he reaches age 60, when he will be vested in these plans.

(4)	Mr. Russomanno and Mr. Allen are eligible for early retirement having achieved age 55 and 5 years of service credit.

(5)	This amount includes the present value of Mr. Russomanno’s benefits under the 3M Plan as described above in the amount of $93,019.

Employment and Severance Agreements

Employment Agreement with Mr. Henderson.  Imation entered into an employment agreement with Mr. Henderson (the “Employment Agreement”), beginning May 13, 2004 for an initial one-year term, with automatic one-year renewals, unless notice not to renew is given by either party. Under the Employment Agreement, Mr. Henderson will serve as Imation’s Chief Executive Officer and the Board agreed to have Mr. Henderson elected as Chairman of the Board. The Employment Agreement established initial compensation and relocation terms for Mr. Henderson, including base salary of $650,000 for 2004, certain option grants in 2004, a relocation payment of $75,000 (plus an additional “gross-up” amount to cover income taxes if the relocation payment is considered taxable income) and standard employee and fringe benefits. The Employment Agreement also provides for a target amount of cash incentive compensation conditioned on the attainment of objectives set by the Compensation Committee and if the objectives are attained, the target amount is not less than 80% or more than 150% of base salary.

The Employment Agreement provides that if Mr. Henderson’s employment is terminated by Imation without Cause (as defined) or by Mr. Henderson for Company Breach (as defined), he will be entitled to receive:

•	base salary and prorated cash incentive compensation, if any (based on full year performance for the year of termination) earned but unpaid;

•	an amount equal to one year’s base salary; and

•	an amount equal to the cash incentive target amount for the year of termination.

All of these amounts would be payable over the twelve-month period following the date of termination (and with respect to the cash incentive target amount, the twelve-month period after it has been calculated). In addition, Imation will continue to provide for twelve months the same level of health insurance benefits provided at the time of termination. The severance payment obligations will terminate if Mr. Henderson violates the provisions of the Employment Agreement regarding confidentiality or non-competition and does not stop the violating activities within five days of written notice by Imation. Company Breach is defined as (i) a change in duties or responsibilities that represents a substantial reduction of the duties or responsibilities as in effect immediately prior and is reasonably likely to subject Mr. Henderson to professional embarrassment or ridicule; (ii) a change by the Board in the duties or responsibilities of other senior executive officers that has the effect of precluding Mr. Henderson from effectively performing his duties and responsibilities; (iii) a material reduction in base salary that is not substantially proportionate to any reduction in the base compensation of other senior executives; or (iv) any material breach by Imation of any provision of the Employment Agreement that is not remedied within thirty days after receipt by Imation of written notice from Mr. Henderson. If Mr. Henderson continues serving as a director after termination of his employment, certain of the severance payment obligations are deferred until after his resignation as a director and his non-competition period is extended by the period of time between termination of his employment and his resignation as a director.

The Employment Agreement states that if Imation terminates Mr. Henderson’s employment for Cause, then Imation’s only obligation under the Employment Agreement is to pay base salary earned and to reimburse for allowable expenses through the date of termination. Cause is defined in the Employment Agreement and includes (i) gross incompetence or substantial failure to perform duties; (ii) misconduct that causes or is likely to cause harm to Imation or Imation’s reputation; or (iii) failure to follow directions of the Board that are consistent with the duties under the Employment Agreement. The Employment Agreement states that if Mr. Henderson resigns, then Imation’s only obligation under the Employment Agreement is to pay base salary and prorated cash incentive compensation, if any (based on full year performance for the year of termination), earned but unpaid, payable over the twelve month period following the date of termination (and with respect to the cash incentive target amount, the twelve-month period after it has been calculated) and to reimburse for allowable expenses through the date of termination.

The Employment Agreement states that if Mr. Henderson’s employment is terminated because of his death, his estate will receive his base salary and prorated cash incentive compensation, if any (based on full year performance for the year of termination), earned but unpaid and, to the extent permitted by the terms of Imation’s health insurance and disability benefits, Imation will continue to provide to eligible dependents for ninety days, the same level of health insurance benefits provided at the time of termination.

The Employment Agreement states that if Mr. Henderson’s employment is terminated because of his disability, then Imation’s only obligation under the Employment Agreement is to pay base salary earned and to reimburse for allowable expenses through the date of termination and, to the extent permitted by the terms of Imation’s health insurance and disability benefits, Imation will continue to provide for ninety days the same level of health insurance benefits provided at the time of termination.

If there is a Change of Control (as defined in the Employment Agreement) of Imation and within two years thereafter, Mr. Henderson’s employment terminates for any reason other than termination by Imation for Cause or termination by Mr. Henderson for other than Company Breach, then Imation is obligated to pay to Mr. Henderson within 30 days of such termination a lump sum depending on the time between the Change of Control and the termination, as follows:

•	if the termination is within one year after the Change of Control, then the lump sum is equal to two times his total annual base salary in effect immediately prior to a Change of Control plus two times the average of his cash incentive compensation payment (if any) for the two years prior to a Change of Control; and

•	if the termination is more than one year but within two years after the Change of Control, then the lump sum is equal to one times his total annual base salary in effect immediately prior to a Change of Control plus one times the average of his cash incentive compensation payment (if any) for the two years prior to a Change of Control.

In addition, according to the terms of his restricted stock and stock option agreements, in the event of a termination within two years of a Change of Control, all shares of restricted stock and unvested stock options, other than his performance based options, will immediately vest without further restriction. His performance based options would vest on a pro-rata basis. See Severance Benefits.

The Employment Agreement also provides that to the extent necessary to avoid adverse federal tax treatment under Section 409A of the Internal Revenue Code, the provisions of the Employment Agreement will be modified. Such modifications may include a six-month deferral of the lump sum payment or any other payments under the Employment Agreement following termination of employment.

The Employment Agreement also provides that if Mr. Henderson receives payments due to a Change of Control with respect to the one-year or two-year lump sum payment that would subject him to any federal excise tax due under Section 4999 of the Internal Revenue Code, then he will also receive a cash “gross-up” payment so that he will be in the same net after-tax position that he would have been in had such excise tax not been applied; provided however, that the adjustment under Section 4999 will not exceed the amount payable for the Change of Control. The Employment Agreement also provides that the Compensation Committee has the sole right to redetermine and adjust the amount payable for a Change of Control event after the third anniversary of the effective date of the Employment Agreement.

During the term of the Employment Agreement and for the greater of the period during which Imation provides any severance payments or benefits or two years following termination of Mr. Henderson’s employment, Mr. Henderson is required to comply with non-competition provisions.

For a description of the amounts payable to Mr. Henderson under his Employment Agreement based on a hypothetical termination of employment on December 31, 2006 which would qualify him for severance benefits, see the subsection entitled “Severance Payments.”

Severance Agreements With Other Named Executive Officers.  Imation has entered into a severance agreement with each of the other named individuals in the Summary Compensation Table. The severance agreement provides certain benefits upon termination of employment by Imation for any reason other than Cause (as defined in the severance agreement) or termination of employment by the executive for Good Reason (as defined in the severance agreement). No severance benefits become payable under the severance agreement in the event of termination of employment upon death or disability. Upon qualification for severance benefits, the executive would receive:

•	the full base salary earned by the executive and unpaid through the date of termination;

•	any amount earned by the executive as a bonus with respect to the fiscal year preceding the date of termination if such bonus has not been paid; and

•	an amount representing credit for any vacation earned or accrued by the executive but not taken during the current vacation year.

In lieu of any further base salary payments to the executive for periods subsequent to the date of termination, and unless termination occurs after a Change of Control of Imation, the executive would also receive a cash amount equivalent to the sum of:

•	an amount equal to the target bonus under the applicable bonus plan for the fiscal year in which the date of termination occurs; plus

•	an amount equal to one year’s salary for the fiscal year in which the date of termination occurs.

In the event termination occurs after a Change of Control (as defined in the severance agreement), the executive would instead be eligible to receive a cash amount depending on the time between the Change of Control and the termination, as follows:

•	if the termination is within one year after the Change of Control, then the lump sum is equal to two times the executive’s total annual base salary in effect for the fiscal year of termination plus two times the average of the annual bonuses for the two fiscal years prior to termination; and

•	if the termination is more than one year but within two years after the Change of Control, then the lump sum is equal to one times his or her total annual base salary in effect for the fiscal year of termination plus one times the average of the annual bonuses for the two fiscal years prior to termination.

Imation will also provide the executive with our standard medical and dental insurance coverages, as elected by the executive, for twelve months following the date of termination or twenty-four months after termination if the termination follows a Change of Control. In addition, in the event of a termination within two years of Change of Control, all shares of restricted stock owned or held by the executive and all unvested stock options will immediately vest without further restriction other than Mr. Russomanno’s performance-based options, which would vest on a pro-rata basis. See Severance Benefits. The severance agreement also provides that if an executive receives payments that would subject him to any federal excise tax due under Section 4999 of the Internal Revenue Code, then he or she will also receive a cash “gross-up” payment so that he or she will be in the same net after-tax position that he or she would have been in had such excise tax not been applied; provided however, that if the value of all payments does not exceed 110% of the “safe harbor” amount under the Internal Revenue Code where no excise tax is due, then no “gross up” payment would be made and the amounts payable would be reduced so that they equal the “safe harbor.” The severance agreement also provides that to the extent necessary to avoid adverse federal tax treatment under Section 409A of the Internal Revenue Code, the provisions of the severance agreement will be modified. Such modifications may include a six-month deferral of the lump sum or any other payments under the severance agreement following termination of employment.

In any termination, terminated executive officers will be entitled to receive standard benefits that they are entitled to receive under our 401(k) Plan, Pension Plan and Excess Plan. The severance payment obligations may be terminated if the executive violates the provisions of the applicable agreement regarding confidentiality and non-competition.

For a description of the amounts payable to the other named executive officers under the severance agreement based on a hypothetical termination of employment on December 31, 2006 which would qualify the named executive officer for severance benefits, see the subsection entitled “Severance Payments.”

Severance Benefits.

Based upon a hypothetical termination date of December 31, 2006, the severance benefits for our named executive officers, for a qualified termination without a Change of Control (under the applicable agreement, as described above) would have been as described below:

			Medical and
			Dental			Accrued
		Targeted	Insurance	Value of		Unused
	Base Salary(1)	Bonus(1)	Benefits(2)	Options(3)		Vacation	Total

Bruce A. Henderson	$770,000	$770,000	$22,229	$205,667	(4)	$20,731	$1,788,627
Frank P. Russomanno	$625,000	$531,250	$14,891	0	(5)	$12,620	$1,183,761
Paul R. Zeller	$350,000	$210,000	$22,229	0		$4,039	$586,268
Bradley D. Allen	$210,000	$84,000	$22,229	0		$15,346	$331,575
Jacqueline A. Chase	$285,000	$142,500	$14,891	0		$3,837	$446,228
John L. Sullivan	$335,000	$167,500	$7,669	0		$17,717	$527,886

(1)	The following assumptions are made with respect to the information provided above: The base salary for the year of termination (2006) and the bonus for the preceding year (2005) had been paid.

(2)	This amount includes a gross-up for taxes, which is provided to any employee who is entitled to medical and dental insurance upon severance from Imation.

(3)	Except for Mr. Henderson’s and Mr. Russomanno’s performance-based stock options, described in the table entitled “Outstanding Equity Awards at Fiscal Year-End,” no other options or restricted stock would accelerate vesting.

(4)	The value in this column includes only the pro rata portion of the value of Mr. Henderson’s performance-based stock option described in the table entitled “Outstanding Equity Awards at Fiscal Year-End.” The performance-based stock option provides that on a termination without cause, a pro-rata portion of the option would vest if Imation had achieved the required level of growth in operating income for the period ending on the December 31 immediately prior to the date of termination. For the period ending December 31, 2005, Imation did achieve the required level of growth, therefore Mr. Henderson would be entitled to 1/3 of the 100,000 options described in the table entitled “Outstanding Equity Awards at Fiscal Year-End.”

(5)	The value in this column does not include the value of Mr. Russomanno’s performance-based stock option described in the table entitled “Outstanding Equity Awards at Fiscal Year-End.” Although the performance-based stock option does provide that on a termination without cause, a pro-rata portion of the option would vest if Imation had achieved the required level of growth in operating income for the period ending on the December 31 immediately prior to the date of termination, for the period ending December 31, 2005, Imation did not achieve the required level of growth.

Based upon a hypothetical Change of Control in 2006 and termination date of December 31, 2006, the severance benefits for our named executive officers, for a qualified termination with a Change of Control (under the applicable agreement) would have been as described below:

			Medical and	Value of
			Dental	Restricted		Accrued
			Insurance	Stock and		Unused
	Base Salary(1)	Bonus(1)	Benefits(2)	Options(3)		Vacation	280G Tax Gross Up		Total

Bruce A. Henderson	$1,540,000	$891,352	$22,229	$4,712,763	(4)	$20,731	$875,771		$8,062,846
Frank P. Russomanno	$1,250,000	$586,950	$29,782	$4,091,475	(5)	$12,620	$804,895		$6,775,722
Paul R. Zeller	$700,000	$325,388	$44,458	$2,036,078		$4,039	$272,892		$3,382,855
Bradley D. Allen	$420,000	$148,515	$44,458	$930,754		$15,346	0	(6)	$1,559,073
Jacqueline A. Chase	$570,000	$248,106	$29,782	$626,449		$3,837	0	(6)	$1,478,174
John L. Sullivan	$670,000	$291,357	$15,338	$1,417,315		$17,717	0	(6)	$2,411,727

(1)	The following assumptions are made with respect to the information provided above: The base salary for the year of termination (2006) and the bonus for the preceding year (2005) had been paid.

(2)	This amount includes a gross-up for taxes, which is provided to any employee who is entitled to medical and dental insurance upon severance from Imation.

(3)	The value of the restricted stock and options is based on the closing price at December 29, 2006 (the last business day of the year) of $46.43 and the assumption that the executive will exercise all vested options.

(4)	The value in this column includes a pro rata portion of the value of Mr. Henderson’s performance-based stock option described in the table entitled “Outstanding Equity Awards at Fiscal Year-End.” The performance-based stock option does provide that on a Change of Control and subsequent termination, a pro-rata portion of the option would vest if Imation had achieved the required level of growth in operating income for the period ending on the December 31 immediately prior to the date of termination. For the period ending December 31, 2005, Imation did achieve the required level of growth, therefore Mr. Henderson would be entitled to 1/3 of the 100,000 options described in the table entitled “Outstanding Equity Awards at Fiscal Year-End.”

(5)	The value in this column does not include the value of Mr. Russomanno’s performance-based stock option described in the table entitled “Outstanding Equity Awards at Fiscal Year-End.” The performance based option does provide that on a Change of Control and subsequent termination, a pro-rata portion of the option would vest if Imation had achieved the required level of growth in operating income for the period ending on the December 31 immediately prior to the date of termination. For the period ending December 31, 2005, Imation did not achieve the required level of growth.

(6)	Based on these payments, these executive officers would not be subject to the excise tax, so no tax gross up would be required.

HOUSEHOLDING

We are sending a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 to you with this Proxy Statement. If more than one shareholder resides at the same address, those shareholders may have received notice of our intent to deliver only one Proxy Statement and Annual Report, and we will do so unless we receive contrary instructions from one or more of the shareholders. Similarly, brokers and other intermediaries holding shares of common stock in “street name” for more than one beneficial owner with the same address may deliver only one Annual Report and one Proxy Statement to that address, if the appropriate notice was provided or consent obtained.

We will deliver promptly, upon written request to the address noted below or oral request to Imation shareholder services at The Bank of New York at 1-800-432-0140, a separate copy of the Proxy Statement and/or Annual Report for the year ended December 31, 2006 to a shareholder at a shared address to which a single copy was delivered, including a beneficial owner of stock held in “street name.” Any shareholder may use the address below or the phone number noted above, to obtain separate Proxy Statements and/or Annual Reports in the future or request delivery of a single copy of the Proxy Statement or Annual Report at an address where you are receiving multiple copies. If your shares are held in “street name” and you want to increase or decrease the number of copies of our Annual Report and Proxy Statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf. Requests to us should be addressed to:

INVESTOR RELATIONS
IMATION CORP.
1 IMATION PLACE
OAKDALE, MN 55128

Shareholder Proposals for 2008 Annual Meeting

If you wish to submit a shareholder proposal that is requested to be included in our Proxy Statement for our 2008 Annual Meeting, we must receive the proposal at our principal executive offices by the close of business on November 23, 2007. The proposal must also comply with all applicable statutes and regulations and must be sent to the attention of our Corporate Secretary.

If you want to present any other proposal or nominate a person to be elected as a director at our 2008 annual meeting, the proposal or nomination must be received in writing by our Corporate Secretary at our principal executive offices by February 2, 2008. However, if the Annual Meeting is to be held before April 2, 2008 or after June 1, 2008, then the proposal or nomination must be received before the later of (i) the close of business on the 10th day following the day on which notice of the meeting date is mailed or public disclosure of the meeting date is made, whichever occurs first, and (ii) the close of business 90 days before the 2008 Annual Meeting. The proposal or nomination must contain the specific information required by our bylaws. You may obtain a copy of our bylaws by writing to our Corporate Secretary.

Dated: March 22, 2007                              BY ORDER OF THE BOARD OF DIRECTORS,

John L. Sullivan
Senior Vice President, General Counsel and Secretary

ANNUAL MEETING OF SHAREHOLDERS
THE SAINT PAUL HOTEL
350 MARKET STREET
ST. PAUL, MN 55102
MAY 2, 2007
9:00 A.M. LOCAL TIME
ELECTRONIC DELIVERY OF PROXY MATERIALS
Sign up to receive next year’s Annual Report and proxy materials via the Internet rather than by mail. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit https://www.proxyconsent.com/imn.
IMATION CORP.
2007 PROXY
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Michael Fields and Ronald LeMay, and each of them, as proxies with full power of substitution, to vote all shares of Common Stock which the undersigned has power to vote at the Annual Meeting of Shareholders of Imation Corp. to be held at 9:00 a.m. (local time), Wednesday, May 2, 2007 at The St. Paul Hotel, 350 Market Street, St. Paul, MN 55102 at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The Proxies are authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.
Furthermore, as a participant in the Imation Retirement Investment Plan (“RIP”), I hereby direct Fidelity Management Trust Company, as RIP Trustee, to vote at the 2007 Annual Meeting of Shareholders of Imation Corp., and at any adjournment thereof, all shares of Imation Corp. Common Stock allocated as of March 12, 2007 to my account in the Imation RIP, plus a pro rata portion of the shares that have not been allocated to participant accounts or for which no instructions are received, as designated below. I understand that this card must be received by The Bank of New York, acting as tabulation agent for the RIP Trustee, by April 27, 2007. If it is not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares held in my account will be voted by Fidelity Management Trust Company in the same proportion that the other participants in the plan direct the RIP Trustee to vote shares allocated to their accounts. All voting instructions given by participants shall be held in strict confidence by the RIP Trustee.
IMATION CORP.
P.O. BOX 11023
NEW YORK, N.Y. 10203-0023
      Indicate change of address here and mark box on reverse side.

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET				TELEPHONE		MAIL

https://www.proxypush.com/imn				1-866-416-3841
•	Go to the website address listed		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy card.
	above.	OR	•	Have your proxy card ready.	OR	•	Detach your proxy card.
•	Have your proxy card ready.		•	Follow the simple recorded		•	Return your proxy card in the
•	Follow the simple instructions that			instructions.			postage-paid envelope provided.
appear on your computer screen.
You may now vote your proxy 24 hours a day, 7 days a week using either a touch-tone telephone or through the internet. Your telephone or Internet vote must be received by 5:00 p.m. New York time on May 1, 2007.

1-866-416-3841
CALL TOLL-FREE TO VOTE

☐	▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please Sign, Date and Return the Proxy Card Promptly	☒
Using the Enclosed Envelope.	Votes must be indicated
(x) in Black or Blue ink.
This proxy, when properly executed, will be voted as directed. If no direction is made, it will be voted “FOR” Items 1 and 2. Discretionary authority is hereby conferred as to all other matters which may properly come before the Annual Meeting or any adjournment thereof.
THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.
1. Election of three Directors (Class II) to serve a term of three years.

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees: 01 - Charles A. Haggerty, 02 - Glen A. Taylor, 03 - Daryl J. White
     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

		FOR	AGAINST	ABSTAIN

2.	Ratification of appointment of PricewaterhouseCoopers LLP	☐	☐	☐
as independent registered public accounting firm.

Address Change? Mark box.	☐
Indicate change on reverse.

Check this box if you plan to attend the Annual Meeting. If you choose to vote your proxy by telephone, please do not hang up until you have been prompted and have replied regarding your attendance at the Annual Meeting.
☐

SCAN LINE

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, either or both may sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If the shareholder is a partnership, please sign in partnership name by authorized person.

Date Share Owner sign here	Co-Owner sign here